Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

RA CERBERUS ACQUISITION, LLC;

RAFAELLA SPORTSWEAR, INC.;

VERRAZANO, INC.;

RONALD FRANKEL;

and

RAFAELLA CORPORATION

Dated as of

April 15, 2005

Schedules

Schedule 4.01	Qualifications to do Business
Schedule 4.02(a)(i)	Security Ownership of Rafaella and Frankel
Schedule 4.02(b)	Beneficial Ownership of Rafaella
Schedule 4.02(c)	Rafaella II Operations
Schedule 4.04	Rafaella Regulatory Consents and Rafaella Consents
Schedule 4.05	Litigation
Schedule 4.06	Permits and Governmental Entity Investigations and Reviews
Schedule 4.07(a)	Taxpayer Examinations, Audits, Inquiries
Schedule 4.08(a)	Rafaella Employees
Schedule 4.08(b)	Agreements with Employees and Independent Contractors
Schedule 4.08(e)	Officers and Directors of Rafaella, Verrazano and Corporation
Schedule 4.08(f)	Key Employees
Schedule 4.10(a)	Employee Benefit and Pension Plans
Schedule 4.10(c)	Plan Amendments
Schedule 4.10(d)	Benefit Arrangements
Schedule 4.11(a)	Financial Statements and December 31 Financial Statements
Schedule 4.11(b)	Material Indebtedness as of June 30, 2004
Schedule 4.12	All Indebtedness as required by GAAP
Schedule 4.13	Liens on Property and Assets
Schedule 4.14(a)	Inventory
Schedule 4.14(b)	Inventory
Schedule 4.15	Sufficiency of Assets
Schedule 4.16	Accounts Receivable
Schedule 4.17(a)	Business Contracts
Schedule 4.17(b)	Compliance with Business Contracts
Schedule 4.19	Affiliate Arrangements
Schedule 4.20	Leased Real Property
Schedule 4.21	Intangible Property
Schedule 4.22	Absence of Changes or Events
Schedule 4.23	Insurance
Schedule 4.26(d)	Customs
Schedule 4.27	Brokers and Finders
Schedule 4.28	Bank Accounts and Powers of Attorney
Schedule 4.29	Business Relations
Schedule 4.30(a)	Top 10 Suppliers and Top 10 Customers
Schedule 4.33	Violation of Laws
Schedule 5.03	Purchaser Regulatory Consents
Schedule 6.01	Distributions
Schedule 6.11	Employee Matters
Schedule 7.01(c)	No Challenge
Schedule 7.03(e)(i)	Material Business Contracts and Other Agreements Requiring Consent
Schedule 7.03(e)(ii)	Required Consents

Schedule 7.03(i)	Guarantor obligations for indebtedness for borrowed money and Liens for borrowed money

v

Exhibits

Exhibit I	Form of Charter and By-Laws for Rafaella Corporation
Exhibit II	Form of Contribution Agreement
Exhibit III	Form of Redemption Agreement
Exhibit IV	Form of Stockholders’ Agreement
Exhibit V	Form of Escrow Agreement
Exhibit VI	Form of Opinion
Exhibit VII	Form of Frankel Consulting Agreement and Newman and Haddad Employment Agreement
Exhibit VIII	Financing Terms

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT dated as of April 15, 2005 (this “Agreement”), by and among RA Cerberus Acquisition, LLC, a Delaware limited liability company (“Purchaser”), Rafaella Sportswear, Inc., a Delaware corporation (“Rafaella”), Verrazano, Inc., a New York corporation and wholly-owned subsidiary of Rafaella (“Verrazano”), Ronald Frankel and Rafaella Corporation, a Delaware corporation and wholly-owned subsidiary of Rafaella (“Corporation”).

W I T N E S S E T H :

WHEREAS, Rafaella and Verrazano are engaged in the business (the “Business”) of designing, sourcing and marketing a line of women’s apparel;

WHEREAS, Corporation is a corporation incorporated pursuant to a certificate of incorporation filed with the Secretary of the State of Delaware on April 4, 2005;

WHEREAS, prior to the consummation of the transactions contemplated herein, Rafaella shall have contributed to Corporation (the “Contribution”), all of the Assets and Assumed Liabilities (each as defined in the Contribution Agreement) in exchange for all of the outstanding common stock in Corporation (the “Common Stock”) pursuant to that certain Contribution Agreement by and between Rafaella and Corporation, substantially in the form attached hereto as Exhibit II (the “Contribution Agreement”);

WHEREAS, Purchaser desires to make a contribution of cash to Corporation in exchange for all of the preferred stock of Corporation (the “Preferred Stock Issuance”) having the rights and preferences specified in the Charter (as defined below) (the “Preferred Stock”) and Corporation desires to accept such contribution and issue the Preferred Stock Issuance, on and subject to the terms and conditions in this Agreement;

WHEREAS, Jefferies & Company Inc. expects to enter into a purchase agreement (the “Senior Note Purchase Agreement”) with Corporation pursuant to which Corporation will issue $160,000,000 of second lien senior secured notes (“Senior Secured Notes”) immediately following the completion of the Preferred Units Issuance (the “Financing”).;

WHEREAS, pursuant to the redemption agreement in the form attached hereto as Exhibit III (the “Redemption Agreement”) and upon the terms and conditions therein, a portion of the proceeds of the Preferred Stock Issuance and the Financing will be used to redeem a portion of the Common Stock from Rafaella (the “Redemption”) such that immediately after giving effect to the Redemption, the Common Stock held by Rafaella will represent 25% of the fully diluted equity of the Corporation; and

WHEREAS, simultaneously with the consummation of the transactions described herein, Rafaella and Purchaser shall enter into a Stockholders’ Agreement, substantially in the form attached hereto as Exhibit IV (the “Stockholders’ Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.                             Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“1940 Act” shall mean the Investment Advisers Act of 1940, as amended.

“2004 Balance Sheet” means the consolidated balance sheet of Rafaella as of June 30, 2004.

“Acquisition Proposal” has the meaning ascribed to such term in Section 6.05.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and, with respect to any individual, shall mean the spouse, sibling, child, step child, grandchild, niece, nephew or parent of such Person or the spouse thereof.

“Affiliate Arrangements” has the meaning ascribed to such term in Section 4.19.

“Agreement” has the meaning ascribed to such term in the Introduction.

“Amended and Restated Revolving Credit Facility” has the meaning ascribed to such term in Section 7.01(d).

“Ancillary Documents” means the Contribution Agreement, the Senior Note Purchase Agreement, the Amended and Restated Revolving Credit Facility, the Senior Secured Notes, the Redemption Agreement, the Stockholders’ Agreement, the Escrow Agreement and the Consulting or Employment Agreement (as the case may be) by and between Corporation and each of Frankel, Newman and Haddad.

“Benefit Arrangement” means a plan, program, policy or arrangement providing compensation or benefits to any employee of Rafaella or Verrazano that is not a Plan.

“Business” has the meaning ascribed to such term in the first preamble.

“Business Contracts” has the meaning ascribed to such term in Section 4.17.

“Business Day” means each day that banking institutions in New York City are not authorized or obligated by law or executive order to close.

“By-laws” has the meaning ascribed to such term in Section 3.03(c)(v).

“Charter” has the meaning ascribed to such term in Section 3.03(c)(v).

“Closing” has the meaning ascribed to such term in Section 3.03.

“Closing Date” has the meaning ascribed to such term in Section 3.03.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof.

“Common Stock” has the meaning ascribed to such term in the fourth preamble.

“Confidential Offering Memorandum” has the meaning ascribed to such term in Section 5.05(c).

“Contract” has the meaning ascribed to such term in Section 4.17.

“Contribution” has the meaning ascribed to such term in the fourth preamble.

“Contribution Agreement” has the meaning ascribed to such term in the fourth preamble.

“Corporation” has the meaning ascribed to such term in the Introduction.

“December 31 Financial Statements” has the meaning ascribed to such term in Section 4.11(a).

“Environmental Claims” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication received by Rafaella or Verrazano from any Governmental Entity, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of Rafaella, Verrazano or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by Rafaella, Verrazano or any predecessor in interest.

“Environmental Laws” includes the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), 42 U.S.C. 96901 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended: the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq, as amended; and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Group” means Rafaella and Verrazano and, after the Contribution, Corporation, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Rafaella or Verrazano and, after the Contribution, Corporation, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the Escrow Agent as defined in the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement to be entered into by and among Purchaser, Rafaella, Ronald Frankel and the escrow agent substantially in the form attached hereto as Exhibit V.

“Existing Revolving Credit Facility” means the Demand Grid Note dated August 9, 2004 made by Rafaella in favor of HSBC Bank USA, N.A. and the Grid Collateral Promissory Note dated June 20, 2004 made by Rafaella in favor of Israel Discount Bank of New York.

“FCPA” has the meaning ascribed to such term in Section 4.32.

“Financial Statements” has the meaning ascribed to such term in Section 4.11.

“Financing” has the meaning ascribed to such term in the fifth preamble.

“Frankel” means Ronald Frankel.

“GAAP” means United States generally accepted accounting principles that are applied, with respect to the financial statements to which they relate, consistently throughout the periods presented.

“Governmental Entities” has the meaning ascribed to such term in Section 4.04.

“Haddad” means Asher Haddad.

“Hazardous Materials” means, without regard to amount or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; and (d) any asbestos-containing materials.

“HSR Act” has the meaning ascribed to such term in Section 4.04.

“Indebtedness” shall mean indebtedness of any Person at any date of determination, including, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued current Liabilities incurred in the ordinary course of such Person’s business consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under capitalized leases and synthetic leases, (f) all obligations of such Person under acceptances, letters of credit or similar facilities, (other than undrawn documentary letters of credit entered into in the ordinary course of business in connection with purchases of inventory and that certain letter of credit in the amount of $145,000 securing the lease at 1411 Broadway and any replacement thereof), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests (in each case, pursuant to the terms of such equity interests) if the failure to pay such monetary obligations allows the holders of such equity interests to exercise remedies or additional rights against such Person (valued, in the case of any redeemable preferred equity interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends) other than obligations under the Redemption Agreement or the Amended Operating Agreement, (h) all obligations of such Person in respect of interest rate hedge agreements (as such obligations are valued therein), (i) all contingent obligations of such Person to the extent such obligation, if not contingent, would constitute Indebtedness hereunder, (j) all bank overdrafts, (k) all obligations pursuant to any Contract with any factor of receivables, and (l) all indebtedness and other payment obligations referred to in clauses (a) through (k) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations but only to the extent of the value of the property subject to such Lien.

“Indemnified Party” has the meaning ascribed to such term in Section 8.04.

“Indemnification Notice” has the meaning ascribed to such term in Section 8.04.

“Indemnifying Party” has the meaning ascribed to such term in Section 8.04.

“Intangible Property” has the meaning as ascribed in Section 4.21.

“Intangible Property Licenses” has the meaning as ascribed in Section 4.21.

“Knowledge” means, (i) with respect to Rafaella, Verrazano and Corporation, the Knowledge of the individuals set forth on Schedule A to this Agreement who shall be deemed to have Knowledge pursuant to clause (ii) of this definition and (ii) with respect to any Person who is an individual, the (a) actual knowledge or awareness of the fact or matter; or (b) the knowledge or awareness that a prudent individual would reasonably be expected to discover or otherwise become knowledgeable of the fact or matter in the course of conducting a reasonable inquiry into the accuracy of the fact or matter in question; provided that in no event will a reasonable inquiry require in the case of any determination of the Knowledge of any Person (x) in connection with Section 4.08(f), inquiry by such Person of any Key Employee regarding such Key Employee’s intention to leave his or her employment with Rafaella or, after the Contribution, Corporation, (y) in connection with Section 4.22(viii), inquiry to any contractor, designer, customer, supplier, licensor, licensee, factor or distributor with respect to such Person’s intention to engage in a dispute or threaten a dispute with Rafaella, Verrazano or Corporation, or (z) in connection with the final sentence of Section 4.17(b), inquiry to any party to any Business Contract other than Rafaella or Verrazano with respect to such other party’s existing default or intention to cancel or not renew such Business Contract.

“Laws” means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law or interpretation thereof by the relevant Governmental Entity.

“Leased Real Property” has the meaning ascribed to such term in Section 4.20.

“Legal Proceedings” has the meaning ascribed to such term in Section 4.05.

“Liabilities” means all obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Lien” means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement or any other encumbrance whatsoever.

“Material Adverse Effect” with respect to a Person, means any change or effect that, individually or when taken together with all other such changes or effects, is or would reasonably be expected to be, materially adverse to the business, assets, Liabilities, results of operations or financial condition of the Person and such Person’s (or Persons’) Subsidiaries, if any, taken as a whole.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions or been jointly and severally liable to make contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Newman” means Robert Newman.

“Permits” has the meaning ascribed to such term in Section 4.06.

“Permitted Liens” has the meaning ascribed to such term in Section 4.13.

“Person” means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.

“Plan” means at any time an “employee benefit plan” (as defined in Section 3(3) of ERISA) that either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person that was at such time a member of the ERISA Group for employees of any Person that was at such time a member of the ERISA

Group or, during such period, with respect to which a member of the ERISA Group was jointly and severally liable for contributions.

“Preferred Stock” has the meaning ascribed to such term in the fifth preamble.

“Preferred Stock Issuance” has the meaning ascribed to such term in the fifth preamble.

“Purchase Price” has the meaning ascribed to such term in Section 3.01.

“Purchaser” has the meaning ascribed to such term in the Introduction.

“Purchaser Representatives” has the meaning ascribed to such term in Section 6.02.

“QIB” means a “qualified institutional buyer” within the meaning of Rule 144a under the Securities Act.

“Rafaella” has the meaning ascribed to such term in the Introduction.

“Rafaella II” means Rafaella II, Inc., a New York corporation.

“Rafaella Consents” has the meaning ascribed to such term in Section 4.04.

“Rafaella Regulatory Consents” has the meaning ascribed to such term in Section 4.04.

“Redemption” has the meaning ascribed to such term in the seventh preamble.

“Redemption Agreement” has the meaning ascribed to such term in the seventh preamble.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Restricted Area” has the meaning ascribed to such term in Section 9.03.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Note Purchase Agreement” has the meaning ascribed to such term in the sixth preamble.

“Senior Secured Notes” means the $150,000,000 of Corporation’s second lien senior secured notes issued pursuant to the Senior Note Purchase Agreement.

“Subsidiary” or “Subsidiaries” of any Person, means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Returns” means all returns, reports and information statements (including all exhibits and schedules thereto) required to be filed with a Taxing Authority with respect to any Taxes.

“Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, rental, ad valorem, value added, transfer, franchise, profits, alternative minimum, license, withholding, employment, payroll, disability, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”), including any tax imposed as a result of transferee or successor liability.

“Taxpayer” has the meaning ascribed to such term in Section 4.07

“Technology Systems” has the meaning ascribed to such term in Section 4.25.

“Third Party Claim” has the meaning ascribed to such term in Section 8.04.

“Transactions” has the meaning ascribed to such term in Section 4.03.

“Transaction Documents” means this Agreement and the Ancillary Documents, collectively.

“Transferred Employee” means an employee of Rafaella who is offered employment by Corporation pursuant to Section 6.11 hereof and accepts such employment prior to the Closing Date.

“Verrazano” has the meaning ascribed to such term in the Introduction.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101, et. seq.).

ARTICLE II

ISSUANCE OF PREFERRED STOCK

Section 2.01.                             Issuance of the Preferred Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall contribute to the capital of Corporation $40 million, and the Corporation shall issue and deliver to Purchaser the Preferred Stock.

ARTICLE III

PURCHASE PRICE

Section 3.01.                             Amount and Form of Consideration. Subject to the terms and conditions of this Agreement and in consideration of the Preferred Stock Issuance, Purchaser shall contribute and deliver to Corporation at the Closing an amount equal to $40,000,000 which shall be paid as set forth in Section 3.02 (the “Purchase Price”).

Section 3.02.                             Payment of Purchase Price. Purchaser shall pay the Purchase Price to Corporation in cash via wire transfer of immediately available funds to an account designated by Corporation in writing to Purchaser not less than three Business Days prior to the Closing Date.

Section 3.03.                             The Closing.

(a)                                  The Preferred Stock Issuance shall occur at a closing (the “Closing”) to be held at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 at 10:00 A.M. on the fifth Business Day after, or at Purchaser’s request, the last Business Day of the calendar month in which, the satisfaction or waiver of all the conditions set forth in Article VII hereof has occurred (other than the consummation of the Contribution) and immediately following the consummation of the Contribution or at such other place or such other time or date as the Purchaser and Corporation may designate (the “Closing Date”).

(b)                                 At the Closing, Purchaser shall deliver to Rafaella and Corporation, as applicable, the following:

(i)                                     The Purchase Price;

(ii)                                  The following certificates and other documents:

(A)                              the officer’s certificates described in paragraphs (a) and (b) of Section 7.02; and

(B)                                a good standing certificate from the secretary of state of the jurisdiction of formation of Purchaser;

(C)                                a secretary’s certificate, attaching and certifying as to (1) the resolutions of the board of directors (or comparable body) of Purchaser authorizing the Transactions and the execution, delivery and performance of the Transaction Documents (to the extent a party thereto), and that such resolutions were duly adopted, have not been amended and are in full force and effect as of the Closing Date; (2) the certificate of formation and operating agreement, each as amended to date, of Purchaser; and (3) the incumbency of the officers of Purchaser executing documents or instruments in connection with the Transactions.

(iii)                               A copy of the Stockholders’ Agreement, Escrow Agreement and Redemption Agreement duly executed by all of the parties thereto; and

(iv)                              Such other instruments and documents, in form and substance reasonably acceptable to Rafaella, as may be necessary to effect the Closing or consummate the Transactions.

(c)                                  At the Closing, Rafaella, Verrazano, Frankel and Corporation, as applicable, shall deliver to Purchaser the following:

(i)                                     Against contribution of the Purchase Price therefor, a duly authorized and validly issued certificate representing the Preferred Stock registered in the name of the Purchaser;

(ii)                                  A copy of each of the Ancillary Documents, other than the Senior Secured Notes, duly executed by all of the parties thereto;

(iii)                               The following certificates and other documents, each to be delivered by each of Rafaella, Verrazano and Corporation (other than the certificate described in Section (A)) and the certificates described in Section (A) and (B), by Ronald Frankel:

(A)                              A certificate, in form and substance reasonably satisfactory to Purchaser, certifying Frankel’s net worth as at the Closing Date after giving effect to the Transactions. For purposes of this clause (A), “Net Worth” means the gross fair market value of Frankel’s total assets (excluding intangibles and including any amounts held in escrow pursuant to the Escrow Agreement) less total liabilities, including but not limited to estimated taxes on asset appreciation and any offsets against assets;

(B)                                the officer’s certificates described in paragraphs (a) and (b) of Section 7.03;

(C)                                a secretary’s certificate, attaching and certifying as to (1) the resolutions of the board of directors (or comparable body) of such Person authorizing the Transactions and the execution, delivery and performance of the Transaction Documents (to the extent a party thereto), and that such resolutions were duly adopted, have not been amended and are in full force and effect as of the Closing Date; (2) the charter and by-laws, each as amended to date, of such Person; and (3) the incumbency of the officers of such Person executing documents or instruments in connection with the Transactions; and

(D)                               a good standing certificate from the secretary of state of the jurisdiction of incorporation of such Person and those jurisdictions in which such Person is authorized to do business;

(iv)                              The legal opinions described in Section 7.03(c);

(v)                                 The Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated By-Laws (the “By-Laws”) for Corporation, each in the form attached hereto as Exhibit I; and

(vi)                              Such other instruments or documents, in form and substance reasonably acceptable to Purchaser, as may be necessary to effect the Closing or consummate the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RAFAELLA,
VERRAZANO, FRANKEL AND CORPORATION

Rafaella, Verrazano, Frankel and Corporation, jointly and severally, represent and warrant to Purchaser as follows:

Section 4.01.                             Organization and Qualification. (a)  Each of Rafaella and Verrazano is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being and has been conducted. Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being and has been conducted. Corporation has conducted no business other than as contemplated by the Transactions.

(b)                                 Each of Rafaella and Verrazano is duly qualified and in good standing to transact business in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.01 hereto is a list of jurisdictions in which Rafaella and Verrazano are qualified.

Section 4.02.                             Capitalization.

(a)                                  Rafaella directly owns all of the issued and outstanding equity interests of Verrazano, all of which are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.02(a)(i), Rafaella does not own any securities of any Person other than Verrazano. Neither Verrazano nor Corporation owns securities of any Person. Except as set forth on Schedule 4.02(a)(i), Frankel does not own any securities of any Person (other than Rafaella and other than up to 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market) that (i) competes with the Business, (ii) provides or has provided services to Rafaella, Verrazano or the Business or (iii) which has engaged in any transaction, agreement or arrangement with Rafaella or Verrazano. Except for the Transaction Documents, there are no options, warrants, voting agreements or other rights, agreements, arrangements or commitments to which Rafaella, any of its stockholders or Verrazano, is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, any of Rafaella or Verrazano or obligating Rafaella or

Verrazano to grant, issue or sell any shares of the capital stock of, or other equity interests in, Rafaella or Verrazano, by sale, lease, license or otherwise. Except as set forth on Schedule 4.02(a)(i), Frankel does not and has not owned any assets which are or have been used in the Business. Corporation is wholly owned by, and immediately prior to the Closing shall be wholly owned by, Rafaella.

(b)                                 Schedule 4.02(b) sets forth a true and complete list of the legal and beneficial owners of the stock of Rafaella and the number of shares legally and beneficially owned by each such stockholder. No stockholder is holding shares for the benefit of any other Person or has any agreement, arrangement or understanding to share profits, revenues, dividends or distributions relating to Rafaella or the Business with any other Person.

(c)                                  Rafaella II was incorporated in the State of New York on October 1, 2003 and has carried on no operations or activities and has not owned and does not own any assets other than as set forth on Schedule 4.02(c).

Section 4.03.                             Authority. Each of Rafaella, Verrazano and Corporation has the requisite corporate power and authority, and Frankel has the legal capacity, to execute and deliver this Agreement and, to the extent a party thereto, the Ancillary Documents, to perform its or his (as applicable) obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including (i) the Preferred Stock Issuance, (ii) the Contribution, (iii) the Financing and (iv) the Redemption and the other transactions contemplated hereby and thereby (collectively, the “Transactions”). The execution and delivery of this Agreement and the Ancillary Documents (to the extent a party thereto) by Rafaella, Verrazano and Corporation and the consummation by Rafaella, Verrazano and Corporation of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Rafaella, Verrazano and Corporation are necessary to authorize this Agreement or the Ancillary Documents (to the extent a party thereto) or to consummate the Transactions. This Agreement has been duly executed and delivered by Rafaella, Verrazano, Frankel and Corporation and constitutes a legal, valid and binding obligation of each of Rafaella, Verrazano, Frankel and Corporation, and the Ancillary Documents, upon due execution and delivery thereof, will constitute a legal, valid and binding obligation of each of Rafaella, Verrazano, Frankel and Corporation (to the extent a party thereto), except that the enforcement hereof and thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.04.                             No Conflict: Required Filings and Consents.

(a)                                  The execution and delivery of this Agreement by Rafaella, Frankel, Verrazano and Corporation do not, and the execution and delivery of the Ancillary Documents by Rafaella, Frankel, Verrazano and Corporation (to the extent a party thereto), the performance of this Agreement, the Ancillary Documents by Rafaella, Frankel, Verrazano and Corporation (to the extent a party thereto) and the consummation of the Transactions by Rafaella, Frankel, Verrazano and Corporation will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Rafaella or Verrazano, (ii) conflict with or violate the Certificate of Incorporation or

By-Laws of Corporation, (iii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to (collectively, the “Rafaella Regulatory Consents”), any governmental or regulatory authority, domestic or foreign (“Governmental Entities”), pursuant to the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and such other Rafaella Regulatory Consents as are set forth on Schedule 4.04, conflict with or violate any Laws applicable to Rafaella, Frankel, Corporation or Verrazano or by which any of their respective properties are bound or affected, or (iv) subject to obtaining the consents or approvals listed on Schedule 4.04 (the “Rafaella Consents”), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Rafaella, Corporation or Verrazano pursuant to, any Business Contract or other contract, instrument or obligation to which Rafaella, Frankel, Corporation or Verrazano is a party or by which Rafaella, Frankel, Corporation or Verrazano or any of their respective properties is bound or affected except for such conflicts or violations described in clause (iii) and, in the case of contracts, instruments or obligations that do not constitute Business Contracts, such conflicts or violations as would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Rafaella, Frankel, Verrazano and Corporation do not, and the execution and delivery of the Ancillary Documents by Rafaella, Verrazano and Corporation (to the extent a party thereto) and the performance of the Transactions by Rafaella, Frankel, Verrazano and Corporation (as applicable) will not, require any action by or in respect of, or filing with, any Governmental Entities, except for applicable requirements, if any, of the HSR Act, or the Rafaella Regulatory Consents.

Section 4.05.                             Litigation.

(a)                                  Except as set forth on Schedule 4.05, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation proceeding or labor dispute (“Legal Proceedings”) pending or, to the Knowledge of Rafaella and Frankel, threatened against, or otherwise involving or affecting Rafaella, Frankel, Corporation or Verrazano or their respective properties or assets or the Business, including, without limitation, any that may reasonably be expected to give rise to any legal restraint on or prohibition against the Transactions or would prevent or delay the consummation of, the Transactions, nor is there a reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 4.05, there is no judgment, order, injunction or decree of any Governmental Entity against or affecting Rafaella, Frankel, Corporation or Verrazano or their respective properties or assets or the Business that is (x) satisfied, other than any such judgments, orders, injunctions or decrees, for monetary amounts which were satisfied prior to the date that is six (6) years prior to the date hereof, or were for amounts of less than $100,000 or for payables or receivables of the Company incurred in the ordinary course of business, or (y) unsatisfied.

(b)                                 During the past 10 years, none of Rafaella, Frankel, Corporation or Verrazano or to the Knowledge of Rafaella, Frankel, Verrazano or Corporation, any director or officer or stockholder of Rafaella or of Verrazano:

(i)                                     Has had a petition under any Federal, state or foreign bankruptcy Laws or any state insolvency Law filed against or by such Person or their respective business, or has had a receiver, fiscal agent or similar officer appointed by a court for such Person’s respective business or property, or any partnership in which such Person is or was a general partner, or any corporation or business association of which such Person is or was the president, secretary, treasurer, vice president in charge of a principal business unit, division or function;

(ii)                                  Was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii)                               Was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such Person from, or otherwise limiting, acting in any capacity;

(iv)                              Was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than 60 days such Person’s right to engage in any activity;

(v)                                 Was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (or other securities commission) to have violated any Federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission (or other securities commission) has not been subsequently reversed, suspended or vacated; or

(vi)                              Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Section 4.06.                             Compliance with Applicable Laws. Rafaella, Corporation and Verrazano hold, have been and are in material compliance with the terms of all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of the Business (the “Permits”). Schedule 4.06 sets forth a list of all material Permits. Except as set forth on Schedule 4.06, each of Rafaella, Corporation and Verrazano has been in and continues to be in material compliance with all applicable Laws. Except as set forth on Schedule 4.06, there are no investigations or reviews by any Governmental Entity with respect to Rafaella, Frankel, Corporation or Verrazano pending or, to the Knowledge of Rafaella, threatened.

Section 4.07.                             Taxes.

(a)                                  Rafaella, Verrazano, Frankel and Corporation (each, a “Taxpayer”) have timely filed all Tax Returns required to be filed by them and all such Tax Returns are true, correct and complete. Except as set forth on Schedule 4.07(a), each Taxpayer has paid, within the time and manner prescribed by law, all Taxes due and payable by or with respect to Rafaella, Verrazano and Corporation. Except as set forth on Schedule 4.07(a), no Taxpayer has received any notice of a pending or future examination, audit or inquiry or is undergoing any examination, audit or inquiry by any Federal, state, local or foreign taxing authority. Schedule 4.07(a) sets forth a true and complete list of all examinations, audits or inquiries with respect to any Taxpayer that have been completed within the past five years. There is not currently in effect any waiver or comparable consent regarding the application of the statute of limitations with respect to any Taxes or any Tax Return of a Taxpayer, nor is there any agreement to any extension of time with respect to any Tax assessment or deficiency of any Taxpayer.

(b)                                 Rafaella, Verrazano and Corporation have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and manner prescribed by law, withheld from employees and any third party and paid over to the proper governmental authorities, all amounts required to be so withheld and paid over under all applicable Laws. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of Rafaella, Verrazano or Corporation. None of Rafaella, Verrazano and Corporation are a party to any agreement or understanding providing for the allocation or sharing of Taxes.

(c)                                  Rafaella has, at all times since February 11, 1986, qualified as a Subchapter S corporation for all Federal, state and local Tax purposes. Rafaella is not (and will not be as a result of the transactions contemplated by this Agreement) subject to Tax liability under Section 1374 of the Code or any comparable provision of state or local Tax law. Verrazano has at all times since its inception qualified as a qualified Subchapter S subsidiary for all Federal and state Tax purposes. No Taxpayer has taken any action to cause Corporation, Rafaella or Verrazano to not so qualify as described in this Section 4.07(c) at any time in the future.

Section 4.08.                             Employees and Consultants.

(a)                                  Schedule 4.08(a) lists, as of March 31, 2005, the name, position, annual base salary or annualized wages, and guaranteed bonus amounts not yet paid, and any accrued, unused vacation for each employee of Rafaella. Verrazano does not have any employees.

(b)                                 Schedule 4.08(b) lists all of the written employment, severance, management and independent contractor agreements to which Rafaella or Verrazano is a party or by which Rafaella and Verrazano is bound or, after giving effect to the Contribution, to which Corporation is a party or by which Corporation is bound, complete copies of which have been delivered to the Purchaser. There are no such oral agreements to which Rafaella or Verrazano is a party or by which Rafaella or Verrazano is bound or, after giving effect to the Contribution, to which Corporation is a party or by which Corporation is bound which are not terminable by Rafaella, Verrazano or Corporation (as applicable) without payment or penalty upon not more than 90 days’ notice and which involve annual payments of greater than $25,000 individually or $50,000 in the aggregate. Except as otherwise prohibited or regulated by applicable Law or as provided in the Frankel, Newman and Haddad consulting or employment agreements (as the case may be) and the other employment agreements entered into between Corporation and certain employees of Rafaella to be effective as of the Closing Date, the employment of each employee of Rafaella and Verrazano and, after giving effect to the Contribution, of Corporation and the retention of any individual or other entity may be terminated at any time and for any reason, without notice, and such employees, individuals and entities have the right to resign at any time.

(c)                                  None of Rafaella or Verrazano or, after giving effect to the Contribution, Corporation are delinquent in payments to any of their current employees or any former employees for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them, or for amounts required to be reimbursed to their current employees or former employees.

(d)                                 None of Rafaella or Verrazano or, after giving effect to the Contribution, Corporation has any liability under the WARN Act or any other similar Law requiring advance notification for the termination of employees.

(e)                                  Schedule 4.08(e) sets forth all of the officers and directors of each of Rafaella, Verrazano and Corporation.

(f)                                    Schedule 4.08(f) sets forth, as of March 31, 2005, the key employees of Rafaella (the “Key Employees”). Other than in connection with Frankel’s Consulting Agreement, no Key Employee has left or, to the Knowledge of Rafaella, intends to leave his or her employment with Rafaella prior to the Contribution or, after giving effect to the Contribution, Corporation.

Section 4.09.                             Labor Matters and Employment Standards.

(a)                                  Rafaella and Verrazano are not a party to any collective bargaining agreement or other similar agreements. To the Knowledge of Rafaella, no union has attempted to organize or represent the labor force of Rafaella and Verrazano in the past thirty-six (36) months.

(b)                                 There are no existing or, to the Knowledge of Rafaella, threatened labor strikes or labor disputes, material grievances, controversies or other labor troubles affecting Rafaella and Verrazano.

(c)                                  Rafaella and Verrazano have complied in all material respects with all Laws applicable to it relating to employment, including without limitation those relating to wages, hours, collective bargaining, employment discrimination, immigration, occupational health and safety, workers’ hazardous materials, employment standards, pay equity and workers’ compensation. There are no outstanding orders, charges or complaints and, to the Knowledge of Rafaella, none have been threatened, nor is there any valid basis for any orders, charges or complaints against Rafaella and Verrazano relating to unfair labor practices, employment standards or discrimination or under any legislation relating to employees nor, to the Knowledge of Rafaella, have any such charges or complaints been threatened to be filed.

(d)                                 No notice has been received by Rafaella and Verrazano of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of Rafaella and Verrazano and no such investigation is in progress.

(e)                                  All levies, assessments and penalties made against Rafaella and Verrazano pursuant to all applicable workers compensation Laws as of June 30, 2004 have been paid or have been reserved for or accrued on the Financial Statements relating to the fiscal year ended

June 30, 2004, and Rafaella and Verrazano have not been reassessed under any such Laws. There have been no levies, assessments or penalties pursuant to any applicable workers compensation Laws against Rafaella, Verrazano or Corporation since June 30, 2004.

Section 4.10.                             Employee Benefits and Pension Plans.

(a)                                  Schedule 4.10(a) sets forth a list identifying each Plan. Copies of such Plans (and, if applicable, related trust agreements) and all amendments thereto have been furnished or will upon request be furnished to the Purchaser or its agents together with (A) the two most recent annual reports (Form 5500 including all schedules and attachments thereto, if applicable) prepared in connection with any such plan and (B) the most recent summary plan description, if any.

(b)                                 None of the Plans is subject to Title IV of ERISA or is a Multiemployer Plan. No “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption.

(c)                                  Each Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Except as set forth on Schedule 4.10(c), no Plan has been amended since the effective date of its most recent determination letter in any respect and no circumstance has arisen that would be reasonably likely to result in its disqualification. Rafaella and Verrazano and, after the Contribution, Corporation, have furnished or will upon request furnish to the Purchaser or its agents copies of the most recent Internal Revenue Service determination letters, with respect to any such Plans. Each Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any Law, including, but not limited to, ERISA and the Code, which are applicable to such Plans. There is no pending or, to the Knowledge of Rafaella and Verrazano and, after the Contribution, Corporation, threatened (in writing or orally) legal action, suit or claim relating to the Plans. No action, suit, proceeding, hearing or investigation with respect to the administration of the investment of the assets of any such Plan (other than routine claims for benefits) is pending or, to the Knowledge of Rafaella, threatened (in writing or orally). All contributions and other payments required to be made by Rafaella or Verrazano to any Plan or for any benefit due and unpaid as of the Closing Date, or with respect to any period ending prior to the Closing Date, have been made or will be made by Rafaella or Verrazano prior to the Closing Date.

(d)                                 Schedule 4.10(d) provides a list of each Benefit Arrangement. Copies of each Benefit Arrangement (or written summaries for any oral Benefit Arrangements) and all amendments thereto have been furnished or will upon request be furnished to the Purchaser or its agents. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any Law.

(e)                                  None of Rafaella, Verrazano and, immediately after giving effect to the Contribution, Corporation, maintains, participates in, or contributes to any “welfare plan” (within the meaning of Section 3(1) of ERISA) that provides post-employment or post-retirement benefits to retired or former employees of Rafaella or Verrazano or, immediately after giving effect to the Contribution, Corporation, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(f)                                    The consummation of the Transactions, either alone or in combination with another event, will not increase any benefits or result in the acceleration or creation of any rights of any person to benefits under any Plan or Benefit Arrangement (including but not limited to, the accrual or vesting of any benefits under any Plan or Benefit Arrangement, or the acceleration or creation of any rights under any severance or change in control agreement). No payment or benefit shall constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(g)                                 Neither Rafaella nor Verrazano has during the past six (6) years used the services of (i) workers provided by third party contract labor suppliers, (ii) temporary employees, (iii) “leased employees” (as that term is defined in Section 414(n) of the Code) or (iv) persons who have provided services as independent contractors and have included such individuals as participants under the terms of any Plan.

Section 4.11.                             Financial Statements; Undisclosed Liabilities.

(a)                                  (i) The audited financial statements of Rafaella for each of the fiscal years ended June 30, 2002 and 2003 and the consolidated audited financial statement of Rafaella for the fiscal year ended June 30, 2004 including the notes thereto, true and complete copies of which are attached hereto as Schedule 4.11(a)(i), (the “Financial Statements”) and (ii) the consolidated unaudited quarterly financial statements of Rafaella for the six months ended December 31, 2004 including the notes thereto, a true and complete copy of which is attached hereto as Schedule 4.11(a)(ii) (the “December 31  Financial Statements”), such financial statements consisting of balance sheets and the related statements of operations and cash flows for the fiscal years, or interim periods, as the case may be, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except as may be indicated in the notes thereto), (ii) fairly present the consolidated financial position of Rafaella as of the respective dates set forth therein and the consolidated results of operations and cash flows of Rafaella for the periods indicated, (iii) are consistent with the books and records of Rafaella and during the three years immediately preceding the date hereof, all material transactions involving each of Rafaella and Verrazano and all material assets of each of Rafaella and Verrazano have been accurately accounted for in such books and records; and (iv) contain all necessary reserves in the amounts required to be contained therein in accordance with GAAP.

(b)                                 Except as reflected on the 2004 Balance Sheet or disclosed in Schedule 4.11(b), as of June 30, 2004 Rafaella and Verrazano did not have any material Indebtedness, obligations or Liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted). Since June 30, 2004, Rafaella and Verrazano have not incurred any Indebtedness, obligations or Liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) in an amount greater than $25,000 in the aggregate other than obligations or liabilities incurred in the ordinary course of business consistent with past practice.

(c)                                  Corporation has no assets or Liabilities and as of the Closing Date will have no assets or Liabilities other than the Assets and Assumed Liabilities acquired pursuant to the Contribution Agreement and the other Transaction Documents.

Section 4.12.                             Indebtedness. All Indebtedness of Rafaella and Verrazano as at June 30, 2004 is set forth in the Financial Statements to the extent required by GAAP. As of March 31, 2005, the aggregate amount of all outstanding Indebtedness of Rafaella and Verrazano is reflected, to the extent required by GAAP, in Schedule 4.12. All Indebtedness in an amount greater than $25,000 in the aggregate which has arisen after June 30, 2004 has arisen in the ordinary course of business consistent with current and past practice. As of the Closing and subject to the consummation of the Transactions, none of Rafaella and Verrazano will have any obligations as a guarantor, primary obligor, secondary obligor or otherwise under any Indebtedness for borrowed money except as identified on Schedule 7.03(i) and there shall be no Liens on any property or assets of, or equity interests in, Rafaella and Verrazano arising from the agreements governing the Indebtedness for borrowed money of Rafaella and Verrazano except as set forth on Schedule 7.03(i).

Section 4.13.                             Title to Properties and Assets; Liens. Except as set forth on Schedule 4.13, Rafaella has and, upon the consummation of the Contribution, Corporation shall have, good, valid and marketable title to, or valid and subsisting leasehold interest in, all of the Assets, free and clear of all Liens except for (i) Liens and imperfections of title that do not, singly or in the aggregate, interfere in any material respect with the present use by Rafaella, Verrazano or, after giving effect to the Contribution, Corporation, of the property subject thereto or affected thereby, (ii) Liens for assessments or governmental charges, liens arising out of customs bonds, or landlords’, mechanics’, workmen’s, materialmen’s or similar liens, in each case that (x) either are not delinquent or that are being contested in good faith and (y) do not constitute Liens or charges arising under ERISA or the Code (collectively, with the Liens contemplated by clause (i), “Permitted Liens”) and (iii) Liens reflected in the Financial Statements or the December 31 Financial Statements.

Section 4.14.                             Inventory.

(a)                                  (i) Except as set forth on Schedule 4.14(a), all of the inventory of finished goods of Rafaella and Verrazano prior to the Contribution and, Corporation and Verrazano after the Contribution, is in good, merchantable and useable condition in the ordinary course of business consistent with current and past practice and (ii) no previously sold inventory is subject to refunds in excess of that historically experienced by Rafaella and Verrazano during the three years immediately preceding the date hereof. Except as set forth on Schedule 4.14(a), neither Rafaella nor Verrazano is in possession of any inventory not owned by such Person, including goods already sold. The amounts of inventories reflected in the Financial Statements and on the books and records of Rafaella and Verrazano have been determined in accordance with GAAP.

(b)                                 Since June 30, 2004, there have been no (i) incentive programs relating to sales or deliveries of merchandise or inventory other than the incentive programs described on Schedule 4.14(b), or (ii) sales or deliveries of merchandise or inventory other than in the ordinary course of business and on terms that are reasonably consistent with the past practice or experience of Rafaella and Verrazano.

Section 4.15.                             Sufficiency of Assets. Except as set forth on Schedule 4.15, the Assets comprise all assets used in, related to or necessary for the operation of the Business as currently operated. No assets used in, related to or necessary for the operation of the Business are owned by Ronald Frankel, Asher Haddad, Robert Newman or their Affiliates or any former stockholder of Rafaella or their Affiliates.

Section 4.16.                             Accounts Receivable; Accounts Payable.

(a)                                  Except as set forth in Schedule 4.16, all accounts, notes and other receivables reflected in the Financial Statements or generated after June 30, 2004 have arisen in the ordinary course of business consistent with current and past practice, arise out of bona fide sales, and represent valid obligations of Rafaella and Verrazano. All accounts receivable are recorded on the books and records of Rafaella and Verrazano in accordance with GAAP.

(b)                                 All accounts payable of Rafaella and Verrazano, including those reflected in the Financial Statements, have been incurred in the ordinary course of business of Rafaella and Verrazano. All accounts payable are recorded on the books and records of Rafaella and Verrazano in accordance with GAAP.

(c)                                  All security deposits paid by customers of Rafaella and Verrazano in connection with their business relationship with Rafaella and Verrazano or the Business are held by Rafaella and Verrazano.

Section 4.17.                             Business Contracts.

(a)                                  Schedule 4.17(a) contains, separately identified by each of Rafaella, Verrazano and Corporation, as applicable, a list of (x) all contracts, leases, agreements and arrangements, written or oral (the “Contracts”) relating to or affecting the Business or to which Rafaella is a party and that involve the payment to or from Rafaella, Verrazano or Corporation of amounts in excess of $25,000 in any single case other than sales orders and purchase orders entered in the ordinary course of business and insurance policies listed on Schedule 4.23, and (y) all Contracts of the following type (whether or not entered into in the ordinary course of business) (other than sales orders and purchase orders entered in the ordinary course of business, Contracts entered after the date hereof in accordance with Article VI herein in the ordinary course of business and insurance policies listed on Schedule 4.23) (collectively, the “Business Contracts”):

(i)                                     notes, mortgages, indentures, loan or credit agreements, equipment lease agreements, factoring agreements or arrangements (whether or not with recourse), security agreements and other agreements and instruments reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to Rafaella or Verrazano and agreements or commitments to enter into any such agreements or commitments;

(ii)                                  management, consulting, buying agent, independent contractor, subcontractor, retainer, or other similar type of agreement under which services are provided by any Person and agreements or commitments to enter into same (including without limitation, agreements with designers);

(iii)                               contracts, agreements or arrangements or commitments of any kind for expenditures or commitments for expenditures for advertising, marketing, public relations and promotional uses;

(iv)                              consignment, buyer, dealer, manufacturer’s representative, marketing management, sales agency, contracts, agreements or arrangements;

(v)                                 agreements to make capital expenditures in excess of $10,000 individually, or $50,000 in the aggregate;

(vi)                              license agreements and other arrangements in connection with Intangible Property (other than licenses of off the shelf commercially available software and documentation with a purchase price or license fee of less than $5,000 individually or $50,000 in the aggregate);

(vii)                           (a) option, purchase and sale or lease agreements involving any real property, equipment, machinery, personal property (other than vehicles) or other asset, tangible or intangible, involving a payment of $25,000 or more;

(b) option, purchase and sale or lease agreements involving vehicles;

(viii)                        joint venture, partnership agreement or other agreements involving the sharing of profits, revenues, expenses or opportunities;

(ix)                                powers of attorney empowering any person, company or other organization to act on behalf of the Business, Rafaella, Verrazano, Corporation or any of their officers, directors or stockholders;

(x)                                   guarantees, subordination agreements, indemnity agreements and other similar types of agreements, that Rafaella or Verrazano is or may become liable for or obligated to discharge, or any asset of Rafaella or Verrazano is or may become subject to the satisfaction of, any indebtedness, obligation, performance or undertaking of any other person;

(xi)                                contracts, orders, decrees or judgments preventing or restricting Rafaella, Verrazano, Corporation or any of their officers or directors or stockholders from carrying on any business in any location;

(xii)                             all tax-sharing arrangements (whether written or oral) that Rafaella or Verrazano may have with any of its Subsidiaries or stockholders, any such arrangements among Rafaella and Verrazano and any agreements relating to Tax liability that Rafaella or Verrazano may have with any other Person, including formerly affiliated companies;

(xiii)                          agreements, arrangements or understandings for the grant to any Person of any preferential rights to purchase the assets, properties or businesses of Rafaella or Verrazano;

(xiv)                         agreements, contracts or arrangements for the payment of fees or other consideration to Rafaella, Verrazano or Corporation, any officer or director or stockholder thereof or any other entity in which Rafaella, Verrazano or Corporation or any officer, director or stockholders thereof has an interest;

(xv)                            employment or other similar agreement providing for compensation, severance or a fixed term of employment in respect of services performed by an employee;

(xvi)                         manufacturing, distribution or sourcing agreements or arrangements;

(xvii)                      agreements to pay a rebate, discount, bonus or commission;

(xviii)                   agreements, contracts, understandings, arrangements or commitments relating to the acquisition or disposition of the outstanding capital stock or equity interests or assets of any business enterprise (and all binding proposals in connection therewith), and all indemnity arrangements in connection therewith; and

(xix)                           contracts, commitments or obligations having unexpired terms in excess of one year, which are not terminable by Rafaella or Verrazano without payment or penalty upon not more than 90 days’ notice or requiring aggregate future payments or receipts in excess of $25,000 or otherwise material to the Business.

(b)                                 Except as disclosed on Schedule 4.17(b), (i) each of the Business Contracts constitutes a valid and binding obligation of Rafaella or Verrazano, as applicable, and upon the consummation of the Contribution, assuming all of the Rafaella Consents and Rafaella Regulatory Consents listed on Schedule 4.04 are obtained, shall constitute a valid and binding obligation of Corporation or Verrazano, as applicable, and such Business Contracts are in full force and effect and legally enforceable in accordance with its terms against the other parties thereto, (ii) Rafaella and Verrazano have complied in all material respects with all of the provisions of such Business Contracts, and (iii) assuming all of the Rafaella Consents and Rafaella Regulatory Consents listed on Schedule 4.04 are obtained, there has not occurred any event, including the Contribution or any of the Transactions, that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default by Rafaella, Corporation or Verrazano or, to the Knowledge of Rafaella, Verrazano, Frankel or Corporation, would constitute or could reasonably be expected to constitute a default by any other party thereunder. Except as disclosed on Schedule 4.17(b), none of Rafaella, Verrazano or Frankel has Knowledge that the parties to the Business Contracts other than Rafaella and Verrazano are in default under any such Business Contract nor does Rafaella, Frankel or Verrazano have Knowledge of any intent on the part of the other party to any Business Contract, to cancel or not renew such Business Contract.

(c)                                  Schedule 7.03(e)(i) sets forth all of the (x) Business Contracts and (y) other agreements or instruments to which Rafaella or Verrazano is a party which are material to the Business or the Transactions, in each case which require consent or approval in connection with each of the Transactions.

Section 4.18.                             Potential Conflicts of Interest.

(a)                                  None of Rafaella, Verrazano, Corporation, nor any officer, director, stockholder or Affiliate thereof:

(i)                                     owns, directly or indirectly, any interest in (excepting not more than 2.5% stock holdings held solely for investment purposes in securities of any Person which is listed on any national securities exchange or regularly traded in the over-the-counter market) or is an owner, sole proprietor, stockholder, partner, director, officer, employee, consultant or agent of any Person which is a lessor, lessee, customer, licensee, supplier or competitor of Rafaella or Verrazano;

(ii)                                  other than Rafaella, Verrazano or, after giving effect to the Contribution, Corporation, owns, directly or indirectly, in whole or in part, any tangible property, patent, trademark, service mark, trade name, copyright, franchise, invention, permit or license which Rafaella, Verrazano or, after giving effect to the Contribution, Corporation is using or the use of which is necessary for the Business; or

(iii)                               has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, Rafaella, Verrazano or Corporation.

(b)                                 Neither Eli Haddad nor Avner Haddad owns, directly or indirectly, any interest in or is involved with or is, directly or indirectly, an owner, sole proprietor, stockholder, partner, director, officer, employee, consultant, agent or customer, vendor or supplier of any good or service or a party to any contractual or business relationship whatsoever of Rafaella or any of its Subsidiaries or buying agents.

Section 4.19.                             Affiliate Arrangements. Since June 30, 2001, except as set forth on Schedule 4.19, there are no contracts, understandings, commitments or agreements (other than tax-sharing arrangements referred to in Section 4.17) between Rafaella or Verrazano prior to the Contribution and Corporation after the Contribution, and any of their Affiliates affecting or related to the Business (collectively, the “Affiliate Arrangements”).

Section 4.20.                             Owned and Leased Real Property.

(a)                                  Neither Rafaella nor Verrazano owns any real property.

(b)                                 Schedule 4.20 sets forth a complete list of each lease for real property leased to Rafaella or Verrazano (the “Leased Real Property”). Rafaella has made available to Purchaser complete and accurate copies of all leases for the Leased Real Property. Rafaella, Verrazano or, after giving effect to the Contribution, Corporation is the lessee of the Leased Real Property indicated on Schedule 4.20 and is in possession and occupancy of the Leased Real Property purported to be leased, and assuming all of the Rafaella Consents listed on Schedule 4.04 are obtained, each such lease is in full force and effect as the valid obligation of Rafaella, Verrazano or, after giving effect to the Contribution, Corporation and the applicable lessor, without any material default (or event which, with the giving of notice or passage of time, could mature into a material default) by such lessee existing thereunder or by the applicable lessor.

(c)                                  Except as set forth on Schedule 4.20, (i) other than pursuant to the Contribution Agreement, no lease for Leased Real Property has been assigned by Rafaella, Verrazano or, after giving effect to the Contribution, Corporation, (ii) no portion of any Leased Real Property has been subleased, (iii) none of Rafaella, Verrazano or, after giving effect to the Contribution, Corporation has created any Liens (other than Permitted Liens) on its leasehold interest in any Leased Real Property, (iv) Rafaella, Verrazano or, after giving effect to the Contribution, Corporation, is not subject to any contractual requirement to purchase or acquire any Leased Real Property, and (v) no provision of any Lease or of any note, bond, mortgage, indenture, deed of trust or other Business Contract affecting any Leased Real Property requires the consent or approval of any Person for the consummation of the Transactions.

Section 4.21.                             Intangible Property.

(a)                                  Except for off-the-shelf commercially available software and documentation with a purchase price or license fee of less than $5,000, Schedule 4.21 lists each trademark, trade name, trade dress, patent, invention, trade secret, service mark, brand mark, brand name, internet domain name, computer program, proprietary database, original work of authorship and copyright owned or licensed by Rafaella or Verrazano and used or held for use in connection with the operation of the Business as well as a list of all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the “Intangible Property”). Except as set forth on Schedule 4.21, all of the Intangible Property owned by Rafaella or Verrazano is subsisting and none of the Intangible Property is subject to any outstanding order, judgment or decree restricting its use by Rafaella or Verrazano or adversely affecting Rafaella’s or Verrazano’s rights thereto. All of the Intangible Property listed on Schedule 4.21 and identified as being owned by Rafaella or Verrazano is owned exclusively by Rafaella or Verrazano and, after the Contribution, shall be owned exclusively by Corporation, free and clear of any and all Liens. To the Knowledge of Rafaella and Verrazano, the current and past use of the owned Intangible Property by the Business does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, trade dress, patent, invention, trade secret, service mark, brand mark, brand name, internet domain name, computer program, proprietary database, original work of authorship, copyright or any pending application therefor of any other Person. There have been no such claims made and there are no Litigation Proceedings pending concerning such claims and neither Rafaella nor Verrazano has received any notice of any such claim or otherwise Knows that any of the Intangible Property is invalid or conflicts with the rights of any other Person asserted in writing (including through registration) or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property.

(b)                                 Except for off-the-shelf commercially available software and documentation with a purchase price or license fee of less than $5,000, Schedule 4.21 separately identifies each of the licenses, contracts or other arrangements relating to the Intangible Property and each of the licenses, contracts or other arrangements granting third party rights to any Intangible Property (collectively, the “Intangible Property Licenses”), and assuming all of the Rafaella Consents listed on Schedule 4.04 are obtained, each of the Intangible Property Licenses is in full force and effect and is valid and enforceable in all respects in accordance with its terms, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and there is no Litigation Proceeding pending with respect to, and no default (or any event that with notice or the lapse of time or both could become a default), and no notice of termination has been given, under, any Intangible Property License by Rafaella, Corporation or Verrazano.

(c)                                  Rafaella and Verrazano own or license and, after the Contribution, Corporation shall own or license, all of the Intangible Property. Such Intangible Property constitutes all intangible property related to, or necessary for the operation of the Business as currently conducted.

(d)                                 Rafaella and Verrazano have taken reasonable measures to protect the secrecy, confidentiality and value of all information used in connection with the Business which they consider to constitute a trade secret, and to their Knowledge, no unauthorized disclosure of any such trade secret has been made.

Section 4.22.                             Absence of Changes or Events. Except as set forth in Schedule 4.22, since June 30, 2004, Rafaella and Verrazano have operated their respective businesses only in the ordinary and usual course consistent with past practice and, since June 30, 2004 (unless expressly permitted by the terms of this Agreement or the Ancillary Documents), there has not been:

(i)                                     any material adverse change in the Business, assets, Liabilities, results of operations or financial condition of Rafaella and Verrazano taken as a whole other than any such change caused by a change in general economic, geopolitical or market conditions that does not have a disproportionate effect (relative to other industry participants) on the Business;

(ii)                                  any damage, destruction or loss, condemnation or taking of assets, whether covered by insurance or not, in excess of $25,000;

(iii)                               (A) any declaration, payment or setting aside for payment of any dividend (whether in cash, stock or property) with respect to the outstanding shares of capital stock of Rafaella other than as set forth on Schedule 4.22 or (B) any repurchase, redemption or other acquisition by Rafaella or Verrazano of any outstanding shares of capital stock or other securities of Rafaella;

(iv)                              any payments, directly or indirectly, including without limitation, any distribution of cash, stock or property or pursuant to any contract or arrangement to any Affiliate of Rafaella, Verrazano or Frankel other than as set forth on Schedule 4.22 or payments of salary and benefits and expense reimbursements in the ordinary course.

(v)                                 any (A) increase in the compensation payable or to become payable by Rafaella or Verrazano to any of its directors, officers or employees, consultants, agents, advisors or other service providers other than annual salary increases made in the ordinary course consistent with past practice, (B) creation of any new employee benefit plan or arrangement, (C) payment or provision made for any bonus, stock option, profit sharing, pension, retirement, severance, termination, deferred compensation or other similar payment or arrangement for or on behalf of any of its directors, officers or employees other than year-end bonuses paid in the ordinary course consistent with past practice, (D) expansion in the coverage of any employee benefit arrangements, (E) amendment to any employee benefit plan or benefit arrangement or (F) the entrance into or amendment of any employment agreements;

(vi)                              any labor dispute, other than routine individual grievances or labor litigation;

(vii)                           except as contemplated by this Agreement and the Ancillary Documents, (a) any entry by Rafaella or Verrazano into any commitment or transaction, including without limitation any purchase or sale of assets or inventory (other than the Contribution and the Transactions), borrowing or capital expenditure, that involves the payment by or to Rafaella or Verrazano of $50,000 or more with respect to any one contract or commitment; or the payment by or to Rafaella or Verrazano of $100,000 or more with respect to any related group of contracts or commitments (other than purchase or sales orders for inventory in the ordinary course of business and borrowings and repayments in the ordinary course under the Existing Revolving Credit Facility);

(viii)                        any material adverse dispute of any kind pending or to Rafaella, Verrazano and Corporation’s Knowledge, threatened with any contractor, designer, customer, supplier, licensor, licensee, factor or distributor;

(ix)                                any change in any method of accounting or accounting practice by Rafaella or Verrazano (except for any such change required by reason of a concurrent change in GAAP) or any change in its methods of maintaining its books, accounts or business records, or its depreciation or amortization policies or rates theretofor adopted;

(x)                                   except for purchase orders and sales orders of inventory entered into in the ordinary course of business, any entry by Rafaella or Verrazano into any new commitment or transaction that involves the payment or receipt of $25,000 or more;

(xi)                                any change or agreement to change the character or nature of the Business;

(xii)                             any sale, transfer, license, conveyance, pledge or other dispositions of any Asset (other than sales of inventory in the ordinary course of business); or

(xiii)                          any action that would have been prohibited by Section 6.01.

Section 4.23.                             Insurance. Schedule 4.23 lists, for Rafaella and Verrazano, the insurance policies (including information on the period of coverage, premiums payable in connection therewith, the scope and amount of the coverage provided thereunder) maintained, owned or held by or providing coverage for the benefit of Rafaella or Verrazano and their respective officers and directors, which policies have been issued by reputable and financially sound (having an AM Best rating of A- or better) insurers and provide adequate coverage for the

Business in accordance with customary industry practice. True, correct and complete copies of the policies or binders set forth on Schedule 4.23 have previously been delivered to Purchaser (including without limitation, copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder). All applications for such policies or binders have been accurately completed in all material respects and all such policies or binders are in full force and effect, all premiums with respect thereto are currently paid and no basis exists for early termination thereof on the part of the insurer. None of Rafaella or Verrazano or any Person on their behalf, has failed to give any notice or present any claim relating to Rafaella or Verrazano under any such policy or binder in due and timely fashion, and there are no outstanding unpaid claims relating to Rafaella or Verrazano under any such policy or binder. No facts or circumstances exist which would relieve the insurer under any policy of its obligation to satisfy in full any valid claim of Rafaella or Verrazano thereunder and no current or historical (within the past five (5) years) policy limits have been exhausted or materially reduced. None of Rafaella or Verrazano has received any notice of cancellation or non-renewal of any such policy or binder.

Section 4.24.                             Environmental Matters.

(i)                                     The operations of Rafaella and Verrazano are in full compliance with Environmental Laws;

(ii)                                  Rafaella and Verrazano have obtained and are in compliance with all necessary permits or authorizations required under Environmental Laws;

(iii)                               There has been no Release at any of the properties owned by Rafaella or Verrazano or a predecessor in interest, or to the Knowledge of Rafaella or Verrazano, at any disposal or treatment facility which received Hazardous Materials generated by Rafaella, Verrazano or any predecessor in interest;

(iv)                              No Environmental Claims have been asserted against Rafaella, Verrazano or any predecessor in interest, nor does Rafaella have Knowledge or notice of any threatened or pending Environmental Claim against Rafaella, Verrazano or any predecessor in interest;

(v)                                 To the Knowledge of Rafaella or Verrazano, no Environmental Claim has been asserted against any facilities that may have received Hazardous Materials generated by Rafaella, Verrazano or any predecessor in interest; and

(vi)                              Rafaella further represents that it has delivered to Purchaser true and complete copies of all environmental reports, studies or investigations or correspondence that are in its possession or control relating to a Release, a violation of Environmental Law, or any current, past or threatened Environmental Claims regarding any environmental conditions at any of the real property owned or operated by Rafaella, Verrazano or any predecessor in interest.

Section 4.25.                             Technology. Each of the electronic data processing, communications, telecommunications, computer software, computer hardware and other computer systems of Rafaella and Verrazano (collectively, the “Technology Systems”) is adequate for its intended use and for the conduct by Rafaella and Verrazano of the Business and is operational. Neither Rafaella nor Verrazano has experienced any material malfunction to any of the material Technology Systems that has not been remedied or replaced in all material respects. Neither Rafaella nor Verrazano has entered into any contract, commitment or agreement to acquire additional Technology Systems after the date hereof involving expenditures in excess of $10,000 in the aggregate.

Section 4.26.                             Customs.

(a)                                  Each of Rafaella and Verrazano and the employees, agents and representatives thereof are, and at all times during the three years immediately preceding the date hereof, has in all material respects: been in compliance with all applicable Laws relating to importing and exporting, customs and national and international trade, including, without limitation, the accuracy of all statements and representations made to the U.S. Government or its agencies (including, but not limited to, the U.S. Customs Service, Federal Trade Commission and Consumer Products Safety Commission); filed accurate and timely all material reports, schedules and forms required to be filed with any Governmental Entity in respect of the importing and exporting of products in connection with the operation of the Business; and accurately and timely reported and paid all duty, fee, tax or other governmental obligations in respect of the importing and exporting of products in connection with the operation of the Business. To the extent that any such information or payment was not accurately or timely submitted to the appropriate Governmental Entity, Rafaella and Verrazano have taken remedial action sufficient to bring the transaction into compliance with the applicable Laws.

(b)                                 None of Rafaella or Verrazano or any of their employees, agents or representatives have provided any assistance, directly or indirectly, to the maker of any goods it has imported, including, without limitation, equipment or materials, which assistance would be subject to a duty, Tax, fee or other payment, other than such assistance which has been fully and accurately disclosed, in all material respects, to the appropriate Governmental Entities and for which such material duty, Tax, fee or other payment has been fully paid. To the extent that the information or requisite payment has not been submitted to the appropriate Governmental Entity, Rafaella and Verrazano have taken remedial action sufficient to bring the transaction into compliance with all applicable Laws.

(c)                                  Rafaella and Verrazano and the employees, agents and representatives thereof have accurately and completely prepared and maintained all records relating to importing and exporting, customs and international trade, as required by applicable Law.

(d)                                 Except as set forth on Schedule 4.26(d), there are no pending audits, inquiries, investigations, claims, notices or demands for duties, fines, penalties, seizures, forfeitures, or liquidated damages by the U.S. Government or its agencies (including but not limited to the U.S. Customs Service, Federal Trade Commission, Consumer Products Safety Commission, Department of Justice, and Office of the U.S. Attorney) arising out of any transactions or importation of merchandise by or for Rafaella and Verrazano.

Section 4.27.                             Brokers and Finders. Except as set forth on Schedule 4.27, neither Rafaella nor Verrazano have employed any broker, finder, consultant or intermediary in connection with any aspect of the Transactions who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

Section 4.28.                             Bank Accounts and Powers of Attorney. Schedule 4.28 sets forth the name of each bank in which each of Rafaella and Verrazano has an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box, and the names of all Persons authorized to draw thereon or have access thereto. Except as set forth on Schedule 4.28 or in connection with (i) trademark matters, (ii) customs matters, (iii) the collection of accounts receivable or other amounts due from third parties in the ordinary course of business consistent with current and past practice or (iv) in connection with the granting of security in collateral under agreements evidencing Indebtedness for borrowed money of Rafaella and Verrazano, no Person holds any power of attorney from any of Rafaella, Verrazano or their officers or directors.

Section 4.29.                             Business Relations. Except as set forth on Schedule 4.29, none of Rafaella and Verrazano is required to provide any bonding or any other financial security in connection with any transaction with any customer or supplier of Rafaella and Verrazano.

Section 4.30.                             Suppliers and Customers.

(a)                                  Schedule 4.30(a) sets forth a list of each of the (i) top 10 suppliers of the Business (each, a “Top 10 Supplier”) and (ii) top 10 customers of the Business (each, a “Top 10 Customer”) in each case on the basis of revenues generated or expenditures made, as applicable, during the fiscal year ended June 30, 2004.

(b)                                 Since June 30, 2004, no Top 10 Supplier or Top 10 Customer has cancelled or terminated or materially and adversely modified or not renewed or threatened in writing to cancel or terminate or adversely modify or not renew, its relationship with Rafaella and/or Verrazano.

(c)                                  Since June 30, 2004, no supplier or customer of the Business (other than the Top 10 Suppliers or Top 10 Customers) has cancelled or terminated or materially and adversely modified or not renewed or threatened in writing to cancel or terminate or adversely modify or not renew, its relationship with Rafaella and/or Verrazano, other than as would not, singly or in the aggregate, have a Material Adverse Effect.

(d)                                 Neither Rafaella nor Verrazano has a relationship with any distributor or licensee.

Section 4.31.                             Full Disclosure.

All documents and other papers (other than any projections as to which no representation is made) delivered by or on behalf of Rafaella, Verrazano, Frankel or Corporation in connection with this Agreement or the Transactions are, when viewed in the aggregate, true, complete, accurate and authentic in all material respects. The written information (other than any projections as to which no representation is made) furnished by or on behalf of Rafaella, Verrazano, Frankel or Corporation in connection with this Agreement and the Transactions, when viewed in the aggregate, does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, not false or misleading. There is no fact (other than political or macroeconomic events or conditions) which Rafaella, Verrazano, Frankel and Corporation have not disclosed to Purchaser in writing which, since June 30, 2004, has had a material adverse effect, or may reasonably be expected to have an adverse effect, on the ability of Rafaella, Verrazano, Frankel and Corporation to consummate the transactions contemplated by this Agreement or the other Transactions (as applicable) or which is materially adverse to the Business.

Section 4.32.                             Absence of Certain Business Practices. During the three calendar years immediately preceding the date hereof, none of Rafaella nor Verrazano, any Affiliate of Rafaella or Verrazano, or any officer, director, employee, stockholder, consultant or agent thereof, in each case, acting on their respective behalf has directly or indirectly, (a) made any contribution or gift which contribution or gift is in material violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Governmental Entity (or representative or official thereof) or made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person other than a Governmental Entity, in each case, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of Rafaella and Verrazano, or (iv) in violation of any Law or legal requirement, or (c) established or maintained, directly or indirectly, any fund or asset of Rafaella and Verrazano for the purpose of making any payment described in the foregoing clauses (a) and (b). In addition to, and not in limitation of, the foregoing, none of Rafaella and Verrazano, nor any officer, director, employee, consultant or agent thereof acting on their respective behalf has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (x) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof; or (y) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (x) and (y) above in order to assist any of Rafaella and Verrazano to obtain or retain business for or direct business to either Rafaella and Verrazano and under circumstances which would subject Rafaella and Verrazano to liability under the FCPA or any corresponding foreign Laws.

Section 4.33.                             Violation of Laws. During the three calendar years immediately preceding the date hereof, none of Rafaella, Verrazano and Frankel, nor any officer, director, employee, stockholder, consultant or agent thereof, in each case acting on their respective behalf, has violated any federal or state law including but not limited to the USA PATRIOT ACT of 2001 (the “PATRIOT Act”) or any other applicable U.S. and non-U.S. anti-money laundering law or regulation, including but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control (“OFAC”), including but not limited to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR,

Subtitle B, Chapter V (collectively, the “Anti-money laundering/OFAC laws”). Except as set forth on Schedule 4.33, during the three calendar years immediately preceding the date hereof, none of Rafaella, Verrazano and Frankel, nor any officer, director, employee, stockholder, consultant or agent thereof acting on their respective behalf, has been made aware that he or she is a subject or target of any investigation by any federal or state law enforcement agency or any federal or state regulator for a violation of any federal or state law including but not limited to any of the anti-money laundering/OFAC laws.

Section 4.34.                             Bonus Payments. There are no bonus payments payable by Rafaella to its employees that (x) are currently payable prior to Closing or (y) will be payable in the ordinary course of business by Corporation (after giving effect to the Contribution), in each case, relating to any pre-Closing period.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Rafaella and Frankel as follows:

Section 5.01.                             Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted.

Section 5.02.                             Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents (to the extent a party thereto), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents by Purchaser (to the extent a party thereto) and the consummation by Purchaser of the Transactions have been duly authorized by all requisite organizational action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or the Ancillary Documents (to the extent a party thereto) or to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser and the Ancillary Documents, when duly executed and delivered by Purchaser (to the extent a party thereto) will constitute a legal, valid and binding obligation of Purchaser, except that the enforcement hereof and thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 5.03.                             No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery of the Ancillary Documents by Purchaser (to the extent a party thereto) and the performance of this Agreement and the Ancillary Documents by Purchaser (to the extent a party thereto) will not, (i) conflict with or violate the organizational documents of Purchaser, (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to (collectively the “Purchaser Regulatory Consents”), any Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act and such other Purchaser Regulatory Consents as are set forth on Schedule 5.03, conflict with or violate any Laws applicable to Purchaser or by which any properties of Purchaser are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties is bound or affected, except for any such conflicts or violations described in clause (ii) and except for such conflicts or violations that will not, individually or in the aggregate, adversely affect the ability of Purchaser to consummate, or will prevent or materially delay, the Transactions.

Section 5.04.                             Brokers and Finders. Except for Jefferies & Co., Inc., Purchaser has not employed any broker, finder, consultant or intermediary in connection with the Transactions who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

Section 5.05.                             Full Disclosure. (a)  Purchaser understands that there are substantial risks to an investment in Corporation and it has both the sophistication to be able to fully evaluate the risk of an investment in Corporation and the capacity to protect its own interests in making such investment. Purchaser fully understands and agrees that the investment in Corporation is an illiquid investment.

(b)                                 Purchaser is a QIB within the meaning of the Securities Act and is able to bear the economic risk of such an investment in Corporation for an indefinite period of time, Purchaser has no need for liquidity of this investment and it could bear a complete loss of this investment. Purchaser is either (i) a “qualified purchaser” within the meaning of the 1940 Act or (ii) if Purchaser is an entity formed and is being utilized primarily for the purpose of making an investment in Corporation, each beneficial owner of Purchaser’s securities is such a qualified purchaser. Purchaser is acquiring the Preferred Stock for investment solely for Purchaser’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering. Purchaser understands that, irrespective of whether or not the Preferred Stock might be deemed “securities” under applicable laws, Corporation is not obligated to register any of the Preferred Stock for resale under the Securities Act or any applicable state securities laws.

(c)                                  The Purchaser represents that, except as set forth herein, no representations or warranties have been made to the Purchaser by any Person with respect to Rafaella, Frankel, Verrazano or Corporation. The Purchaser hereby represents that Purchaser is not relying in any manner on any information contained in that certain Confidential Offering Memorandum (the “Confidential Offering Memorandum”) prepared on behalf of Rafaella or on any projections provided by or on behalf of Rafaella and Verrazano (whether or not included in the Confidential Offering Memorandum).

Section 5.06.                             Ownership of Purchaser. On the Closing Date, all of the membership interests of the Purchaser shall be owned by funds or accounts managed by Cerberus Capital Management, L.P.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.01.                             Conduct of the Business of Rafaella and Verrazano. From the date hereof until the Closing Date, Rafaella and Verrazano shall conduct the operations of Rafaella and Verrazano in the ordinary course of business consistent with past practice (other than the Contribution which Rafaella shall consummate immediately prior to the Closing in accordance with the terms of the Contribution Agreement) and shall use commercially reasonable efforts (other than the payment of funds in excess of $5,000 in the aggregate) to (i) preserve their relationships with those of their customers, designers, suppliers, employees, creditors and others having dealings with Rafaella, Verrazano and the Business in substantially the same manner as they have prior to the date hereof, (ii) keep available the services of their present officers and employees, other than terminations of other than key employees made in the ordinary course, (iii) cause the continuation of all existing policies of insurance covering the operation of the Business in full force and effect and at least at such levels as are in effect as of the date hereof, or to replace any such policies with equivalent replacements, (iv) keep and maintain the Assets and properties owned or leased by Rafaella and Verrazano in substantially the same working condition and repair as currently maintained and (v) duly comply with all applicable Laws. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as contemplated hereby, and by the Ancillary Documents or with the prior written consent of Purchaser, Rafaella its officers and directors shall not, and Rafaella shall not permit Verrazano or Corporation to:

(a)                                  adopt or propose any change in the Certificate of Incorporation or By-Laws of Rafaella, Verrazano or Corporation, merge or consolidate with any other Person or change the general character of the Business in any manner;

(b)                                 enter into any commitment or transaction, including without limitation, any purchase or sale of assets or inventory (other than the Contribution and the other Transactions), borrowing or capital expenditure that involves the payment by or to Rafaella, Verrazano or Corporation of $25,000 or more with respect to any one contract or commitment or the payment of $50,000 or more with respect to any related group of contracts or commitments (except purchase and sales orders for inventory in the ordinary course of business, immaterial advances in the ordinary course of business and borrowings and repayments in the ordinary course of business under the Existing Revolving Credit Facility);

(c)                                  enter into or amend any Contract or understanding (i) increasing the compensation payable or to become payable by Rafaella or Verrazano to any of its directors, officers, employees, consultants, agents, advisors or other service providers other than annual salary increases made in the ordinary course consistent with past practice, (ii) creating any new employee benefit plan or arrangement, (iii) paying or providing for any bonus, stock option, profit sharing, pension, retirement, severance, termination, deferred compensation or other similar payment or arrangement for or on behalf of any of Rafaella’s or Verrazano’s directors, officers or employees other than year-end bonuses paid in the ordinary course consistent with past practice, (iv) expanding the coverage of any employee benefit arrangements, (v) amending any employee benefit plan or benefit arrangement or (vi) with the employees of Rafaella or Verrazano;

(d)                                 issue or sell or agree to issue or sell any capital stock of Rafaella, Verrazano or Corporation or other securities exchangeable for or convertible into shares of such capital stock or grant any warrants, options, rights, calls or other commitments of any nature to acquire or dispose of any shares of such capital stock;

(e)                                  acquire, sell, transfer, license, sublicense, convey, pledge, or otherwise dispose of or mortgage, pledge or impose or suffer to be imposed any Lien on, any of the Assets (or agree or plan to do any of the foregoing) (except in the ordinary course of business);

(f)                                    make any payments, directly or indirectly, including without limitation, any distribution of cash, stock or property or pursuant to any contract or arrangement to any Affiliate of Rafaella, Verrazano or Frankel other than salary and benefits and expense reimbursements paid in the ordinary course and tax distributions and other distributions set forth on Schedule 6.01;

(g)                                 (i) make any declaration, payment or setting aside for payment of any dividend (whether in cash, stock or property) with respect to the outstanding shares of capital stock of Rafaella other than tax distributions and other distributions set forth on Schedule 6.01 or (ii) repurchase, redeem or acquire any outstanding shares of capital stock or other securities of Rafaella;

(h)                                 redeem, purchase or otherwise acquire any shares of capital stock or securities or obligations convertible into or exchangeable for any such shares of Rafaella, Verrazano or Corporation, or any options, warrants or conversion or other rights to acquire any such shares, or effect any reorganization or recapitalization of Rafaella, Verrazano or Corporation;

(i)                                     acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the securities of, or by any other manner, any Person, or otherwise acquire or agree to acquire all or substantially all of the assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of the Business permitted by clause (b) of this Section 6.01);

(j)                                     except as may be disclosed on Schedule 6.01, (i) make any capital expenditure or commitment to make any such expenditure relating to the Business or (ii) defer making any budgeted capital expenditure relating to the Business, in the case of clauses (i) and (ii) of this paragraph (j), in excess of $25,000;

(k)                                  (i) fail to maintain the policies, practices and procedures of Rafaella and Verrazano consistent with current and past practice of the Business, (ii) accelerate the collection of or shorten the customary collection cycles for, solicit early collection of or alter in any material respect discounts or other incentives for early payment of, any accounts receivable of either of Rafaella or Verrazano, (iii) defer the payment of or lengthen Rafaella’s customary payment cycles for any trade and other payables of either of Rafaella or Verrazano or (iv) defer the payment of any Taxes that come due;

(l)                                     enter into any financing arrangements that would result in its borrowing money or issuing, accepting, endorsing or executing promissory notes, bonds, debentures or other instruments of indebtedness (other than monies held by it for clients) or issuing any guarantee for the benefit of any other Person (other than borrowings and repayments and the issuance of letters of credit in the ordinary course under the Existing Revolving Credit Facility);

(m)                               make any change in any method of accounting or accounting practice by Rafaella or Verrazano (except for any such change required by reason of a concurrent change in GAAP), its methods of maintaining its books, accounts or business records, or its depreciation or amortization policies or rates theretofor adopted;

(n)                                 enter into or modify any Contract that (i) is used in, related to or necessary for the Business (other than purchase and sales orders for inventory in the ordinary course of business) or (ii) would adversely affect the ability of Rafaella, Verrazano and Corporation to consummate the Transactions; or enter into or modify any Affiliate Arrangement;

(o)                                 enter into any Contract pursuant to which it agrees to indemnify any Person (other than purchase and sales orders for inventory in the ordinary course of business) or to refrain from competing with any Person or from engaging in any business or carrying on any business in any geographic area or during any period of time;

(p)                                 institute or settle any litigation other than (i) as may be required to comply with its obligation under any currently existing Contract, (ii) in connection with the collection of accounts receivable or other amounts due from third parties in the ordinary course of business consistent with past practice or (iii) as to any claim that is covered fully by insurance for the benefit of Rafaella and Verrazano, the settlement of such claim by the insurer and the payment of applicable deductibles by Rafaella, Verrazano and Corporation;

(q)                                 adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization (other than any such plan relating solely to Rafaella II approved by Purchaser);

(r)                                    to the extent it may affect or relate to Rafaella, Verrazano or Corporation, (i) make or change any Tax election, (ii) adopt or change any method of Tax accounting, (iii) file any amended Tax Return, (iv) enter into any closing agreement with respect to Taxes, (v) settle or compromise any Tax claim or assessment, (vi) surrender any right to claim a Tax refund, (vii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or (viii) take or omit to take any other action, if such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset (including, without limitation, any loss, credit or other Tax attribute which could reduce Taxes) of Rafaella, Verrazano, Corporation, Purchaser or any Affiliate of Purchaser; and

(s)                                  agree or commit (orally or in writing) to do any of the foregoing.

Section 6.02.                             Access to Information; Cooperation. (a)  Prior to the Closing Date Rafaella shall afford to Purchaser and its stockholders, officers, employees, accountants, consultants, legal counsel, financing sources and other representatives of Purchaser (“Purchaser Representatives”) reasonable access during normal business hours after reasonable notice to Rafaella, subject to the limitations as to access to customers, vendors and suppliers set forth in the next succeeding sentence, to (a) financing sources, customers, vendors, officers, directors, and suppliers of the Business, Rafaella, Verrazano and Corporation and (b) the properties, books, contracts, commitments and records of the Business, Rafaella, Verrazano and Corporation, and, during such period, shall furnish promptly to Purchaser and the Purchaser Representatives any information concerning the Business, Rafaella, Verrazano and Corporation, its properties and personnel, the Assets, and Assumed Liabilities as the Purchaser and the Purchaser Representatives reasonably requests. In furtherance of the foregoing, Rafaella shall arrange and facilitate, at the request of Purchaser, (x) a visit or visits by Purchaser and the Purchaser Representatives during normal business hours to Rafaella’s warehouse facility located in Bayonne, New Jersey, including reasonable access thereto and access to the warehouse manager during such visits, provided that in consideration of employees’ potential concerns over continuity of management in connection with a proposed sale of the business, such visits shall not include access to warehouse personnel (other than the warehouse manager) until the date that is no later than three (3) Business Days prior to the Closing and (y) meetings between Purchaser and Purchaser’s Representatives and (i) Rafaella’s top 10 customers (measured on the basis of revenue generated during the 12 months ended December 31, 2004) (meetings with three of Rafaella’s top 10 customers chosen by Purchaser in its discretion, shall be conducted in person and meetings with the remaining seven of Rafaella’s top 10 customers shall be via teleconference), (ii) Rafaella’s top 5 suppliers (measured on the basis of sales volume during the 12 months ended December 31, 2004) and (iii) Rafaella’s buying agents. Rafaella shall cause its independent accountants to permit, both before and after the Closing Date, Purchaser and the Purchaser Representatives access to such accountant’s work papers relating to all pre-Closing periods, subject to the execution of a standard consent as customarily required by such independent accountants.

(b)                                 From and after April 1, 2005 until the Closing Date, no later than forty-five (45) days after each month, Rafaella shall prepare and submit to Purchaser, an accrual balance sheet together with an accrual basis profit and loss statement for such month of Rafaella and Verrazano.

(c)                                  Each of Rafaella, Verrazano, Frankel and Purchaser agrees to provide and to use its commercially reasonable efforts (other than the payment of funds in excess of $5,000 in the aggregate) to cause its Affiliates and representatives to provide all reasonably necessary cooperation in connection with the arrangement of the Financing, it being understood that the financing shall close immediately after the Preferred Stock Issuance and immediately prior to the Redemption. Such cooperation shall include, without limitation, (i) if requested, making Stuart Elias and Robert Newman available for participation in meetings and due diligence sessions and road shows along with senior officers of Purchaser, (ii) assistance with preparation of offering memoranda, private placement memoranda and similar documents, including all appropriate financial statements in connection therewith and (iii) execution and delivery of commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents.

Section 6.03.                             Litigation. Rafaella shall promptly notify in writing Purchaser of any suits, actions, claims, proceedings or investigations relating to the Business, Rafaella, Verrazano and Corporation, their respective stockholders, officers, directors, or employees or the consummation of the Transactions that after the date of this Agreement are threatened in writing or commenced against Rafaella, Verrazano, Corporation, their respective stockholders, officers, directors, employees or, to Rafaella’s Knowledge, any consultant or agent with respect thereto.

Section 6.04.                             Notifications. Each party hereto shall give prompt written notice to the other parties hereto of (i) the occurrence of any Material Adverse Effect or event or circumstance that is reasonably likely to create a Material Adverse Effect, (ii) any suits, actions, claims, proceedings or investigations relating to the consummation of the Transactions that after the date of this Agreement are threatened in writing or commenced against any party hereto or any of such parties’ representatives, (iii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty made by such party in this Agreement or in the Schedules attached hereto to be untrue or inaccurate in any material respect or (iv) any failure by such party to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement. No disclosure by Rafaella or Purchaser pursuant to this Section 6.04, however, shall be deemed to amend or supplement any Schedule attached hereto or to prevent or cure any misrepresentation or breach or failure to satisfy any representations, warranty, covenant, condition or agreement hereunder.

Section 6.05.                             No Solicitation. Without the prior written approval of Purchaser, from and after the date hereof until the earlier of the termination of this Agreement or the Closing, neither Rafaella, Corporation or Verrazano, nor any of their respective members, officers, directors, employees, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by Rafaella or Verrazano), shall directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of Rafaella, Verrazano or Corporation to take any such action, and Rafaella shall notify Purchaser in writing (within two Business Days) of all of the relevant details relating to all inquiries and proposals that it, Verrazano or Corporation or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, Rafaella shall deliver to Purchaser a copy of such inquiry or proposal within two Business Days of Rafaella’s, Verrazano’s or Corporation’s receipt of such inquiry or proposal. For purposes of this Agreement, “Acquisition Proposal” shall mean any of the following (other than the Transactions among Rafaella, Verrazano, Purchaser and Corporation): (i) any merger, acquisition, consolidation, share exchange, recapitalization, business combination, or other similar transaction involving Rafaella, Verrazano, or Corporation or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of

Rafaella, Verrazano and Corporation, taken as a whole, in a single transaction or series of related transactions other than pursuant to sales orders for inventory in the ordinary course of business.

Section 6.06.                             Commercially Reasonable Efforts. The parties hereto shall use their respective commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement and the Ancillary Documents to be duly complied with, and to cause all conditions precedent to be satisfied.

Section 6.07.                             Governmental Approvals. As soon as practicable and at all times after the date hereof, each of the parties hereto shall (i) file such applications, notifications and requests as may be required to be filed by it with any Governmental Entity with respect to the conduct of the Business by Rafaella and Verrazano prior to the consummation of the Contribution, with respect to the Transactions and with respect to the conduct of the Business by Corporation following the Closing, (ii) promptly respond to any requests and inquiries by any Governmental Entity, (iii) furnish the other parties hereto with copies of all documents (except documents or portions thereof for which confidential treatment has been requested) and correspondence (A) prepared by or on behalf of it for submission to any Governmental Entity and (B) received by or on behalf of it or its counsel from any Governmental Entity, in each case in connection with the Transactions and (iv) use it reasonable efforts to consult with and keep the other parties hereto informed as to the status of such matters.

Section 6.08.                             Antitrust Law Compliance. To the extent required under the HSR Act, the parties hereto shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the Transactions. During the period before the Closing Date, each party hereto if necessary, shall file any additional information requested by such agencies under the HSR Act.

Section 6.09.                             Third Party Consents; Further Assurances.

(a)                                  (i)  Each of Rafaella, Purchaser and Corporation shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any third party consents (other than consents from Governmental Entities), (A) necessary, proper or advisable for it to consummate the Transactions, or (B) required to prevent any default or any event that would, after notice and/or the passage of time, constitute a default under any Contract, agreement or understanding.

(ii)                                  If any party shall fail to obtain any third party consent described in subsection (a)(i) above, such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other parties hereto, to minimize any adverse effect upon the Business resulting, or that could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

(b)                                 In addition to the actions, contracts and other agreements and documents and other papers specifically required to be taken or delivered pursuant to this Agreement, each of the parties hereto shall execute such contracts and other agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Transactions.

(c)                                  The execution of this Agreement shall for all purposes be deemed the approval by Purchaser of all actions taken by Corporation after the Closing pursuant to the Transaction Documents or otherwise in connection with consummating the Transactions to the extent such approval is required by Section 4.6 of the Charter.

Section 6.10.                             Public Announcements. Except as required by Law, none of Purchaser, Rafaella, Verrazano or Corporation will issue any press release or make or disseminate any other public announcement concerning the Transactions without the approval of the other parties hereto.

Section 6.11.                             Employee Matters. Except as set forth on Schedule 6.11, Corporation shall offer employment to each employee of Rafaella who is employed immediately prior to the Closing Date. Nothing contained in this Section 6.11 is intended to limit Corporation’s ability to terminate or modify the terms of employment of any such employee who accepts employment with the Corporation. After the Closing Date, each Transferred Employee shall continue to participate in the Plans and Benefit Arrangements and each Transferred Employee shall be credited with his or her years of service with Rafaella to the same extent as such Transferred Employees were entitled, before the Closing Date to credit for such service under the Plans and Benefit Arrangements prior to the Closing Date except to the extent such credit would result in duplication of benefits and except for purposes of benefit accrual under any defined benefit plan or arrangement; provided that, Corporation may at any time amend, modify or terminate any such Plan or Benefit Arrangement. Notwithstanding the foregoing, Corporation shall not be prohibited by this Section 6.11 from terminating the employment of any Transferred Employee following the Closing Date. For avoidance of doubt, nothing in this Agreement shall create a contract of employment or alter the at-will status of any Transferred Employee.

Section 6.12.                             Waiver of Bulk Sales Requirement. Each of the parties hereto waives compliance with any applicable bulk sales laws, including, without limitation, Uniform Commercial Code Bulk Transfer provisions.

Section 6.13.                             Tax Matters.

(a)                                  Each Taxpayer shall make, or shall cooperate in making, any lawful Tax election for Corporation as requested by Purchaser, other than an election to be taxed as an S corporation.

(b)                                 Rafaella and Verrazano shall deliver to Purchaser, as soon as practicable after the date of this Agreement and prior to the Closing Date, current tax clearance certificates for Rafaella and Verrazano issued by the relevant taxing authority for the State of New York or other reasonable evidence satisfactory to Purchaser that all applicable taxes have been paid.

(c)                                  If, for any Federal, state, local or foreign Tax purposes, the taxable period of Verrazano does not terminate on the Closing Date (any such period, a “Straddle Period”), then Taxes of Verrazano, if any, attributable to such Straddle Period shall be allocated to (i) Rafaella for the portion of such Straddle Period up to and including the Closing Date and (ii) Corporation for the portion of such Straddle Period subsequent to the Closing Date. For purposes of the preceding sentence, Taxes for the portion of each Straddle Period up to and including the Closing Date and for the portion of such Straddle Period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date as if such Straddle Period consisted of one Taxable period ending on the Closing Date followed by a Taxable period beginning on the day following the Closing Date or under such other reasonable method as the parties may agree. With respect to any Tax Return required to be filed for Verrazano for a Straddle Period, Corporation shall provide Rafaella with a copy of such Tax Return and a statement setting forth the amount of Tax that is allocable to Rafaella pursuant to this Section 6.13(c) (the “Statement”) at least 15 Business Days prior to the due date for the filing of such Tax Return and shall make such revisions to such Tax Return as shall reasonably be requested by Rafaella. Not later than five days before the due date for payment of Taxes with respect to such Tax Return, Rafaella shall pay to Corporation an amount equal to the Taxes shown on the Statement (after adjustment of such Statement for any changes made to the Tax Return and net of any actual reduction in Taxes resulting from the federal income Tax deduction for state and local Taxes, if applicable) as being allocable to Rafaella pursuant to this Section 6.13(c).

(d)                                 Purchaser and each Taxpayer agree and acknowledge that the Contribution and the Preferred Stock Issuance constitute transfers that are subject to Section 351 of the Code. Purchaser and each Taxpayer agree to report such transactions consistent with such treatment for tax purposes and shall not take any contrary position before any taxing authority (unless otherwise required by applicable law).

Section 6.14.                             Insurance. In the event the Contribution and Closing do not occur simultaneously, prior to the Closing, Rafaella shall and shall cause Verrazano to, cooperate and use its reasonable best efforts to add Corporation as an additional insured to each occurrence-triggered policy listed on Schedule 4.23. In the event the Contribution and Closing do not occur simultaneously, prior to the Closing, after the Contribution and until the Closing, Rafaella shall cause Corporation to use its reasonable best efforts to maintain in full force and effect, and with existing coverage, the existing insurance policies listed on Schedule 4.23.

Section 6.15.                             Non-Assignable Contracts. To the extent that the consents set forth on Schedule 7.03(e)(i) are not obtained by the Closing with respect to any Non-Assignable Contract (as defined in the Contribution Agreement), Rafaella and Frankel will, and will cause Verrazano to, from and after the Closing and until such consents are obtained, use its commercially reasonable efforts during the term of the Non-Assignable Contract, to (i) provide to Corporation the benefits under any Non-Assignable Contract, (ii) cooperate in any reasonable and lawful arrangement (including holding such Non-Assignable Contracts in trust for Corporation pending receipt of the required consent) designed to provide such benefits to Corporation, and (iii) enforce for the account of Corporation, any rights of Rafaella or Verrazano under each Non-Assignable Contract (including the right to terminate such Non-Assignable Contract in accordance with the terms thereof upon the direction of Corporation), provided that the expenses associated with such enforcement shall be paid or reimbursed by Corporation. Corporation will cooperate with Rafaella in order to enable Rafaella and Frankel to provide to Corporation, the benefits contemplated by this Section 6.15. Corporation will pay, as it comes due, any amount it would have been required to pay under any such Non-Assignable Contract had the Non-Assignable Contract been assigned (after obtaining the requisite consent) to Corporation at the Closing. Each of Rafaella and Frankel agree to use their commercially reasonable efforts to obtain any required consents for each Non-Assignable Contract as soon as practicable after the Closing.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01.                             Conditions to Obligations of Each Party Under this Agreement. The respective obligations of each party to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)                                  HSR Act. The applicable waiting period, if any, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(b)                                 Regulatory Approvals. The Purchaser Regulatory Consents set forth on Schedule 5.03 and the Rafaella Regulatory Consents set forth on Schedule 4.04 shall have been obtained from and made with all required Governmental Entities. No Purchaser Regulatory Consents shall contain any terms, limitations, or conditions (i) that Purchaser determines in good faith to be burdensome to it or its Affiliates, (ii) that would restrict Purchaser’s rights as the holder of a controlling interest in Corporation or under the Stockholders’ Agreement, or (iii) that would prevent Purchaser, Rafaella, Corporation or their respective Affiliates from conducting their respective businesses in the same manner as conducted on the date hereof or as contemplated to be conducted in the Charter, By-Laws or Stockholders’ Agreement.

(c)                                  No Challenge. Except as set forth on Schedule 7.01(c), there shall not be pending or threatened (A) any suit, action, proceeding or investigation by any Governmental Entity against any of Rafaella, Verrazano or Corporation or (B) any suit, action or proceeding (i) challenging or seeking damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Corporation to own or operate all or any portion of the Assets or Business.

(d)                                 Revolving Credit Facility. All outstanding indebtedness under the Existing Revolving Credit Facility shall have been repaid by Corporation utilizing a senior revolving credit facility entered into by Corporation with HSBC Bank USA, N.A. and Israel Discount Bank with a borrowing capacity of up to $62.5 million (the “Amended and Restated Revolving Credit Facility”).

Section 7.02.                             Additional Conditions to Obligations of Rafaella, Verrazano, Frankel and Corporation. The obligations of Rafaella, Verrazano, Frankel and Corporation to effect the Transactions are also subject to the following conditions, any or all of which may be waived, in whole or in part, by Rafaella, Verrazano, Frankel and Corporation to the extent permitted by applicable Law.

(a)                                  Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date. Rafaella shall have received a certificate of an officer of Purchaser to that effect.

(b)                                 Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Rafaella shall have received a certificate of an officer of Purchaser to that effect.

(c)                                  Closing Deliveries. Purchaser shall have made the deliveries described in Section 3.03(b).

(d)                                 Financing Transaction. All conditions to the consummation of the Financing (other than the consummation of the Preferred Stock Issuance) or of a replacement debt financing transaction or transaction(s) in the form of debt, shall have been satisfied or waived and such Financing or replacement debt financing shall be on terms, when viewed in the aggregate, no less favorable to Corporation than those set forth on Exhibit VIII.

(e)                                  Redemption Transaction. All conditions to the consummation of the Redemption (other than the consummation of the Preferred Stock Issuance and the Financing) shall have been satisfied or waived and Rafaella and Frankel shall have received reasonable assurances as to the ability of Corporation to fund the redemption payment immediately following the consummation of the Preferred Stock Issuance and Financing.

(f)                                    Lease Consents. Rafaella shall have obtained the consent or approval required of each Person whose consent or approval is required in connection with the assignment by Rafaella to Corporation of the lease for the premises located at 1411 Broadway, New York, New York and the lease for the premises located at 1 Commerce Street, Bayonne, New Jersey.

(g)                                 No Liens on Escrow. None of the documents executed by Corporation or the Purchaser at the Closing in connection with the Financing or the New Revolving Credit Facility creates or purports to create a lien on any of the Escrow Funds (as defined in the Escrow Agreement) other than pursuant to the terms of the Escrow Agreement or restricts the ability of Corporation to make any of the payments contemplated by the Transaction Documents.

Section 7.03.                             Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Transactions are also subject to the following conditions, any or all of which may be waived, in whole or in part, by Purchaser, to the extent permitted by applicable Law:

(a)                                  Representations and Warranties. Each of the representations and warranties of Rafaella, Verrazano, Frankel and Corporation contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date. Purchaser shall have received a certificate from Frankel and from the Treasurer of each of Rafaella, Verrazano and Corporation to that effect.

(b)                                 Agreements and Covenants. Rafaella, Verrazano, Frankel and Corporation shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by them on or prior to the Closing Date.

(c)                                  Legal Opinion. Purchaser shall have received the legal opinion delivered by Kronish, Lieb, Weiner & Hellman LLP on behalf of Rafaella, Frankel and Corporation, substantially in the form attached hereto as Exhibit VI.

(d)                                 Closing Deliveries. Purchaser shall have received the closing deliveries described in Section 3.03(c).

(e)                                  Consents Under Agreement. Rafaella and Corporation shall have obtained the consent or approval of each Person whose consent or approval is required in connection with each of the Transactions under all Business Contracts or other agreements or instruments listed on Schedule 7.03(e)(ii).

(f)                                    Contribution Transaction. Rafaella and Corporation shall have consummated the Contribution and shall have provided to Purchaser all documentation reasonably requested by Purchaser to effectuate legally binding transfers of all of the Assets to Corporation in form and substance reasonably acceptable to Purchaser including, but not limited to, the Bill of Sale and Assignment and Assumption Agreement (both as defined in the Contribution Agreement).

(g)                                 Financing Transaction. All conditions to the consummation of the Financing (other than the consummation of the Preferred Stock Issuance) or of a replacement financing transaction or transactions, shall have been satisfied or waived and such Financing shall be substantially on the terms and conditions set forth in the term sheet attached hereto as Exhibit VIII or such replacement financing shall be on terms and conditions reasonably satisfactory to Purchaser.

(h)                                 Employment Agreements. Corporation shall have entered into consulting or employment agreements (as the case may be) with Frankel, Newman and Haddad in substantially the form set forth on Exhibit VII.

(i)                                     Discharge of Encumbrances; Release. Rafaella shall have delivered to Purchaser evidence in form reasonably satisfactory to Purchaser of the (i) release and discharge of any Liens on any property or assets of, or equity interest in, Rafaella or Verrazano arising from the agreements governing the Indebtedness for borrowed money of Rafaella and Verrazano set forth on Schedule 7.03(i) and (ii) the release of all obligations of Rafaella and Verrazano in respect of such Indebtedness.

(j)                                     No Material Adverse Change. Since the date hereof, there shall have been no change in circumstance or effect that has had or could reasonably be expected to have a Material Adverse Effect on Rafaella and Verrazano, taken as a whole.

(k)                                  Customer, Vendor and Financing Relationships. Purchaser shall have completed its due diligence review of Rafaella’s customers, vendors and financing relationships and the results thereof shall have been satisfactory to Purchaser.

(l)                                     Liquidation and Dissolution of Rafaella II. Rafaella II shall have been liquidated and dissolved prior to the date hereof and all of the assets of Rafaella II owned immediately prior to its dissolution shall have been transferred to Rafaella.

(m)                               Solvency Letter. Purchaser shall have received a solvency letter (the “Solvency Letter”), in form and substance satisfactory to the Purchaser from Houlihan Lokey Howard & Zukin, with respect to the solvency of Corporation and Rafaella after giving effect to the Transactions.

(n)                                 Filing of Charter and Adoption of By-Laws. The Charter shall have been filed with the Secretary of State of the state of Delaware and the By-Laws shall have been adopted by the Corporation, in each case, in accordance with Delaware law, and such Charter and By-Laws shall be in full force and effect.

(o)                                 The Corporation shall have entered into a Factoring Agreement with GMAC Commercial Finance LLC (“GMAC”) on terms and conditions no less favorable to the Corporation than those terms and conditions contained in the Factoring Agreement between GMAC and Rafaella dated as of August 7, 1985 as amended by the letter dated April 2005.

ARTICLE VIII

INDEMNIFICATION OF THE PARTIES HERETO

Section 8.01.                             Survival of Representations, Warranties and Covenants. Notwithstanding any right of any of the parties hereto to investigate fully the affairs of the other parties hereto and notwithstanding any Knowledge of facts determined or determinable by any of the parties hereto pursuant to such investigation or right of investigation, each party hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other parties hereto contained in this Agreement and each of the Ancillary Documents. The respective representations and warranties of Rafaella, Verrazano, Frankel, Purchaser, and Corporation contained in this Agreement and each of the Ancillary Documents and in any document delivered or to be delivered pursuant to this Agreement and in connection with the Closing, shall survive for a period 18 months after the Closing Date; provided, that any representation or warranty as to which a claim for indemnification shall have been asserted with reasonable specificity during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled, and provided, further, that (i) the representations and warranties contained in Sections 4.01(a), 4.02, 4.03, 4.05(b), 4.09, 4.10, 4.13, 4.15, 4.18, 4.32, 4.33, 5.01, 5.02, 5.04 and 5.05 shall survive indefinitely, (ii) the representations and warranties in Sections 4.07, 4.23 and 4.24 shall terminate as to any theretofore unasserted claim in respect thereof when the liability to which any such claim may relate is barred by the applicable statute of limitations (including extensions) and (iii) the representation contained in Sections 4.06, 4.07, 4.09, 4.10, 4.26 and 4.32 solely to the extent any such representation shall be as to non-binding or unpublished interpretation of any act or law, shall survive for a period of nine (9) months after the Closing Date.

Section 8.02.                             Indemnification of Purchaser by Rafaella and Ronald Frankel. Rafaella and Frankel, agree, from and after the Closing Date, to jointly and severally indemnify and hold harmless Purchaser, Corporation, each of their Affiliates (which does not include Rafaella, Verrazano or Frankel) and their respective officers, directors, employees, partners, members, agents and advisors, from and against, and shall reimburse such indemnified parties with respect to, any and all claims, demands, causes of action, proceedings, losses, damages, expenses, Liabilities (including strict liability), fines, penalties, deficiencies, judgments or costs, including, without limitation, reasonable accountants’ and attorneys’ fees, court costs, amounts paid in settlement and costs and expenses of investigations (collectively, “Claims”) asserted against or incurred by any such indemnified party insofar as such Claims arise out of, result from or in connection with, or are based on or attributable to:

(a)                                  the Excluded Liabilities (as defined in the Contribution Agreement);

(b)                                 the Excluded Assets (as defined in the Contribution Agreement);

(c)                                  any breach of a representation or warranty of Rafaella, Verrazano or Frankel in any Transaction Document that by the terms of Section 8.01 survives the Closing or in any document delivered or to be delivered pursuant to this Agreement in connection with the Closing;

(d)                                 non-fulfillment of any covenant in this Agreement or any other Ancillary Document on the part of Rafaella, Frankel, Verrazano or Corporation, to be complied with prior to the Closing Date;

(e)                                  non-fulfillment of any covenant in this Agreement or any other Ancillary Document (other than the Consulting or Employment Agreement (as the case may be) by and between Corporation and each of Frankel, Newman and Haddad and other than any non-compete covenant on the part of or relating to any Person other than Rafaella or Frankel or any of their transferees (other than transferees acquiring shares in compliance with Section 2.4 or 2.7 of the Stockholders Agreement) to be complied with after the Closing Date by Rafaella or Frankel;

(f)                                    any broker’s, finders or other similar fees payable by Rafaella or Frankel; or

(g)                                 any investigation of Rafaella, Verrazano, Corporation or the Business, by U.S. Customs Service, the Federal Trade Commission or the Consumer Products Safety Commission with respect to transactions occurring prior to the Closing Date.

Section 8.03.                             Indemnification of Rafaella.

(a)                                  Purchaser, agrees, from and after the Closing Date, to indemnify and hold harmless Frankel, Rafaella, Verrazano and Corporation, their Affiliates and their respective officers, directors, employees, partners, members, agents and advisors, from and against, and shall reimburse such indemnified parties with respect to, any and all Claims asserted against or incurred by any such indemnified party insofar as such Claims arise out of, result from or in connection with or are based on or attributable to (i) any breach of a representation or warranty of Purchaser in any Transaction Document to which it is a party that by the terms of Section 8.01 survives the Closing or (ii) any non-fulfillment of any covenant on the part of Purchaser under the terms of this Agreement or any Ancillary Document.

(b)                                 Corporation agrees, from and after the Closing Date, to indemnify and hold harmless Rafaella and Frankel and their respective officers, directors, employees, partners, members, agents and advisors from and against, and shall reimburse such indemnified parties with respect to, any and all Claims asserted against or incurred by any such indemnified party insofar as such Claims arise out of, result from or in connection with or are based on or attributable to (i) the operations of the Business after the Closing Date (except to the extent constituting an Excluded Liability (as defined in the Contribution Agreement), (ii) any failure by Corporation to discharge the Assumed Liabilities or (iii) any non-fulfillment of any covenant required to be performed after the Closing Date on the part of Corporation under the terms of this Agreement or any Ancillary Document.

Section 8.04.                             Procedures Relating to Indemnification under Sections 8.02 and 8.03.

(a)                                  A party entitled to seek indemnification pursuant to Sections 8.02 and 8.03 (an “Indemnified Party”) shall give prompt notice (an “Indemnification Notice”) to the party or parties from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or assessment, or the commencement of any action, suit, audit, inspection or proceeding, by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) or the Indemnified Party’s belief that it is entitled to indemnification pursuant to this Article VIII and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought thereby).

(b)                                 Upon receipt of an Indemnification Notice, the Indemnifying Party shall be entitled, at its option and at its cost and expense, to assume the defense of such suit, action, claim, proceeding or investigation with respect to which it is called upon to indemnify an Indemnified Party pursuant to this Article VIII; provided that, notice of the Indemnifying Party’s intention to assume such defense is delivered by the Indemnifying Party to the Indemnified Party within twenty-one (21) days after the Indemnified Party gives the Indemnifying Party an Indemnification Notice. In the event that the Indemnifying Party elects to assume the defense of such suit, action, claim, proceeding or investigation, as the case may be, the Indemnifying Party shall promptly retain counsel reasonably satisfactory to the Indemnified Party (it being hereby agreed that each of Schulte Roth & Zabel LLP and Kronish Lieb Weiner & Hellman LLP is reasonably satisfactory). The Indemnified Party shall have the right to employ its own counsel in any such suit, action, claim, proceeding or investigation, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the employment of such counsel shall have been authorized by the Indemnifying Party; (ii) the Indemnifying Party shall not have promptly retained counsel reasonably satisfactory to the Indemnified Party to take charge of the defense of such suit, action, claim, proceeding or investigation; (iii) the Indemnified Party shall have been advised by counsel in writing that under applicable standards of professional conduct there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party; or (iv) the resolution of the item being contested may, in the reasonable judgment of the Indemnified Party, have a material adverse effect, not resulting solely from the payment of monetary damage, on the Indemnified Party’s ongoing business, in which event, such reasonable fees and expenses (including, without limitation, any reasonable fees paid to witnesses) shall be borne by the Indemnifying Party (but in no event shall the Indemnifying Party be required to pay the reasonable fees and expenses of more than one counsel retained by the Indemnified Party with respect to any one or more suits, actions, claims, proceedings or investigations arising out of the same set of facts). In the event of clauses (i), (ii), (iii) or (iv) above, the Indemnifying Party shall not have the right to direct the defense of any suit, action, claim, proceeding or investigation on behalf of the Indemnified Party. In addition, if the Indemnifying Party fails to give the Indemnified Party notice complying with the provisions stated above within the twenty-one day period, the Indemnified Party shall have the right to assume control of the defense of the Third Party Claim and all Claims in connection therewith shall be reimbursed by the Indemnifying Party upon demand of the Indemnified Party.

(c)                                  If at any time after the Indemnifying Party assumes the defense of a Third Party Claim, any of the conditions set forth in clause (i), (ii), (iii) or (iv) of subsection (b) above come into existence, the Indemnified Party shall have the same rights as set forth above as if the Indemnifying Party never assumed the defense of such claim.

(d)                                 The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at is own expense, in the defense of any Third Party Claim that the other is defending.

Section 8.05.                             Compromise and Settlement. If an Indemnifying Party elects to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Party pursuant to this Article VIII: (A) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless the Indemnified Party shall be fully and unconditionally released and (B) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its consent. Notwithstanding the foregoing, if any Indemnified Party determines in good faith that there is a reasonable probability that an action may materially adversely affect one or more of its ongoing businesses other than solely as a result of monetary damages, such Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action provided that no compromise or settlement thereof may be effected by the Indemnified Party without the Indemnifying Party’s prior written consent.

Section 8.06.                             Cooperation. If requested by the Indemnifying Party, the Indemnified Party shall cooperate to the extent reasonably requested in the defense or prosecution of any suit, action, claim, proceeding or investigation for which such Indemnifying Party is being called upon to indemnify the Indemnified Party pursuant to this Article VIII: provided, however, that such cooperation shall not interfere with the normal operation of the

Indemnified Party’s business. In furtherance of the foregoing, the Indemnified Party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the Indemnified Party shall make any counterclaim against the party asserting such suit, action, claim, proceeding or investigation or any cross-complaint against any person in connection therewith and the Indemnified Party further agrees to take such other actions as reasonably may be requested by an Indemnifying Party to reduce or eliminate any Claims for which the Indemnifying Party would have responsibility. The Indemnifying Party will reimburse the Indemnified Party for any reasonable fees or expenses incurred by it in so cooperating or acting at the request of the Indemnifying Party.

Section 8.07.                             Limitation on Indemnification. Notwithstanding any of the foregoing provisions, (i) any Indemnifying Party shall be obligated to indemnify, defend or hold harmless any Indemnified Party with respect to the matters covered by Sections 8.02(c), 8.02(d), 8.03(a)(i) and, to the extent related to non-fulfillment of any covenant in this Agreement or any other Ancillary Document to be complied with prior to the Closing Date, 8.03(a)(ii), only to the extent the aggregate amount of Claims incurred by such Indemnified Party exceeds $250,000 and (ii) the maximum amount of Damages for which Rafaella or Frankel, on the one hand, or Purchaser on the other hand, will be obligated to indemnify Indemnified Parties for in the aggregate with respect to Section 8.02(c), 8.02(d), 8.03(a)(i) and, to the extent related to non-fulfillment of any covenant in this Agreement or any other Ancillary Document to be complied with prior to the Closing Date, 8.03(a)(ii), respectively, will be $40,000,000. Indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties at law or equity for the matters described in Section 8.02(c), 8.02(d), 8.03(a)(i) and, to the extent related to non-fulfillment of any covenant in this Agreement or any other Ancillary Document to be complied with prior to the Closing Date, 8.03(a)(ii). This Section 8.07 shall not apply to claims based on fraud.

Section 8.08.                             Recourse to Escrow Agreement. In the event that Purchaser is entitled to indemnification for Claims under and in accordance with Section 8.02(c) or 8.02(d), such Claims shall be paid first by delivery of a joint written statement from Rafaella and Purchaser to the Escrow Agent under the Escrow Agreement to pay to Purchaser the amount of any such Claims. To the extent funds available under the Escrow Agreement are insufficient to make such payment to Purchaser in full, the funds held in escrow under the Escrow Agreement shall be exhausted prior to the right of Purchaser to collect any amounts other than the amounts held in escrow under Section 8.02. Thereafter, Rafaella, Verrazano and Frankel shall be severally and jointly responsible for the payment of such Claim in accordance with this Article VIII.

ARTICLE IX

POST-CLOSING AGREEMENTS

Section 9.01.                             Further Assurances by Rafaella. From time to time after the Closing Date, Rafaella, Verrazano and Corporation will, at their sole cost and expense and at the reasonable request of Purchaser, execute and deliver all such other and further instruments of sale, assignment, transfer and conveyance and take such other and further lawful actions as

Purchaser may reasonably request in order to make all the economic and other benefits and rights of any Business Contracts vest in Corporation and put Corporation in possession of the Assets and to transfer to Corporation all Business Contracts and rights relating to the Assets and the Business and assure to Corporation the benefits thereof, provided that the obligations of Rafaella and Verrazano with respect to Non-Assignable Contracts shall be as set forth in Section 6.15.

Section 9.02.                             Post-Closing Covenant of Rafaella. Rafaella covenants and agrees to respond promptly to all reasonable inquiries related to any action, suit, proceeding, investigation or audit of Rafaella or Verrazano, including without limitation, (a) the preparation and audit of any Tax Returns of Rafaella and Verrazano at its sole expense for all periods up to and including the Closing Date, and (b) any audit of Corporation, Rafaella or Verrazano at its sole expense with respect to transfer and other similar Taxes in connection with the Transactions and provide, to the extent possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.

Section 9.03.                             Non-Competition. (a)  None of Rafaella, its Affiliates, any Principal (as defined in the Stockholders’ Agreement) nor any Person that acquires Common Stock from Rafaella or such a transferee of Rafaella (in each case, other than any Preferred Member or its Affiliates and any transferees acquiring shares transferred in compliance with Section 2.4 or 2.7 of the Stockholders’ Agreement) (each, a “Restricted Party”) shall, in the case of the Restricted Parties other than Robert Newman and Asher Haddad or their transferees, prior to the occurrence of an event of dissolution of Corporation (or any successor of Corporation pursuant to a conversion or otherwise) and, in the case of Robert Newman and his transferees or Asher Haddad and his transferees, prior to the date that is two (2) years after the date of termination of his employment with Corporation for any reason, directly or indirectly:

(i)                                     engage in any managerial, administrative, operational or sales activities in the Business anywhere in the Restricted Area:

(ii)                                  organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in any corporation, partnership (limited or general), limited liability company enterprise or other business entity that engages in the Business anywhere in the Restricted Area, provided, however, that such Person may retain, purchase or otherwise acquire (directly or indirectly) up to 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market without violating this restriction; or

(iii)                               solicit or actively recruit any employees of Corporation or any of its Subsidiaries or solicit any employee of Corporation or any of its Subsidiaries to leave the employment of Corporation;

in each case except for Rafaella, Frankel, Newman and Haddad’s ownership of Corporation and each of Frankel, Newman and Haddad’s performance of his respective obligations under his consulting or employment agreement (as the case may be) with Corporation. In no event shall Rafaella or Frankel have any liability under this Section 9.03 as a result of a breach of the provisions hereof by any of Robert Newman, Asher Haddad or their transferees or any other Person, other than Rafaella or Frankel or their transferees (other than any transferees acquiring shares transferred in compliance with Section 2.4 or 2.7 of the Stockholders’ Agreement).

(b)                                 For purposes of this Section 9.03:

(i)                                     “Restricted Area” means North America, South America, Europe, Asia and Australia.

Section 9.04.                             Post-Closing Covenant of Frankel. In the event that Rafaella shall be obligated to pay Corporation pursuant to Section 3.02(d)(i) of the Contribution Agreement, Frankel shall cause Rafaella to make such payment.

Section 9.05.                             Insurance. Rafaella shall assist Corporation in the tendering of claims for all pre-Closing occurrences related to or arising from the Assumed Liabilities to each occurrence-triggered policy regardless of when such claim is brought, provided that Corporation shall directly pay or reimburse Rafaella for any reasonable expense associated with such claims.

Section 9.06.                             Tax Elections. The board of directors of the Corporation shall cause the Corporation to make any lawful tax election and take any lawful position with respect to taxes as it determines in its discretion other than an election to be taxed as an S corporation. Each of Purchaser, Rafaella and Frankel agrees not to take any contrary position with respect to the Corporation before any taxing authority (unless otherwise required by applicable law).

ARTICLE X

TERMINATION OF AGREEMENT

Section 10.01.                       Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)                                  by written consent of Rafaella, Verrazano, Frankel and Corporation, on the one hand, and Purchaser, on the other hand;

(b)                                 by Purchaser, if (A) there has been a breach by Rafaella, Verrazano, Frankel or Corporation of any of its respective representations and warranties hereunder such that Section 7.03(a) will not be satisfied; or (B) there has been a breach on the part of Rafaella, Verrazano, Frankel or Corporation of any of its respective covenants or agreements contained in this Agreement such that Section 7.03(b) will not be satisfied, and, in both case (A) and case (B), such breach has not been cured within ten Business Days after notice to Rafaella, Verrazano, Frankel or Corporation, as the case may be;

(c)                                  by Rafaella, Verrazano, Frankel and Corporation, if (A) there has been a breach by Purchaser of any of its respective representations and warranties hereunder such that Section 7.02(a) will not be satisfied or (B) there has been a breach on the part of Purchaser of any of its respective covenants or agreements contained in this Agreement such that Section 7.02(b) will not be satisfied, and, in both case (A) and case (B), such breach has not been cured within ten Business Days after notice to Purchaser, as the case may be;

(d)                                 by Rafaella, Verrazano, Frankel and Corporation, on the one hand, or Purchaser, on the other hand, if the Transactions shall not have been consummated before June 24, 2005; and

(e)                                  by Rafaella, Verrazano, Frankel and Corporation, on the one hand, or Purchaser on the other hand, if consummation of the Transactions would violate any nonappealable final order, decree or judgment of any court or Governmental Entity having competent jurisdiction.

Section 10.02.                       Effect of Termination. If this Agreement is terminated pursuant to Section 10.01 hereof, this Agreement and the parties’ obligations hereunder (other than those contained in Article 11) shall become null and void and have no further force or effect.

ARTICLE XI

MISCELLANEOUS

Section 11.01.                       Fees and Expenses; Transfer Taxes. Corporation will bear and pay all fees, costs and expenses of Rafaella and its stockholders in connection with the Transactions, including, without limitation, investment banking, consulting, accounting, legal, regulatory filing fees and expenses (other than the fees and expenses of Anniston Capital, Inc. and its Affiliates which shall be paid or caused to be paid by Rafaella or Frankel) and any payment by Rafaella of funds in connection with obtaining any third party consents, it being understood that all fees and expenses incurred prior to June 30, 2004 have been expensed by Rafaella prior to June 30, 2004; and Purchaser will bear and pay all of its fees, costs and expenses and the fees, costs and expenses of Jefferies & Company Inc. in connection with the Financing and of Houlihan Lokey Howard & Zukin in connection with the Solvency Letter; provided, however, that if the Transactions are consummated, then Purchaser may cause, in its sole discretion, Corporation to reimburse it for such fees, costs and expenses; and provided, further, that if the Transactions are not consummated due to (a) a material adverse change in the business, financial condition, results of operations or management of Rafaella, other than those caused principally by a change in economic, geopolitical, or market conditions generally, (b) any of the information concerning Rafaella provided to Purchaser by Rafaella or its representatives, contains a misstatement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, or (c) a breach by Frankel or Rafaella of its obligations under the binding provisions of the Letter of Intent of Cerberus Capital Management, L.P. dated December 8, 2004, then Rafaella shall, promptly upon a request by Purchaser, reimburse Purchaser for the fees, costs and expenses incurred by it in connection with the Transactions, but in no event more than $750,000 in the aggregate, and in such case the parties agree that the right of Purchaser to request reimbursement of expenses under the circumstances set forth in this Section 11.01 shall be, other than as described in the following sentence, the sole and exclusive remedy of Purchaser and its respective affiliates in the event the Transactions and the transaction contemplated hereby and thereby are not consummated. Rafaella and Purchaser shall each be responsible for one half of all transfer, sales, use, recording and other similar Taxes and fees in connection with the Transactions and shall file all necessary Tax Returns with respect to such Taxes and fees.

Section 11.02.                       Notices. Any notice or other communication required or that may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered, or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, three days after the date of mailing, as follows:

(i) if to Rafaella, Verrazano or Corporation:

Rafaella Sportswear, Inc.
1411 Broadway
New York, New York 10018

Attention:    President

Telephone:  (212) 403-0300
Telecopier:  (212) 764-9275

with a copy to:

Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York 10036
Attention:  Steven K. Weinberg, Esq.

Telephone:  (212) 479-6240

Telecopier:  (212) 479-6275

(ii) if to Purchaser or Corporation:

c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
Attention:  Mark Neporent, Kurt Larsen and George Kollitides
Telephone:  (212) 891-2100

Telecopier:  (212) 891-1540

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:  Stuart D. Freedman, Esq.
                  David E. Rosewater, Esq.

Telephone:  (212) 756-2000

Telecopier:  (212) 593-5955

Section 11.03.        Entire Agreement. This Agreement (together with the Ancillary Documents and the Exhibits and Schedules hereto and thereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior contracts, agreements, undertakings and understandings, express or implied, written or oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other Person any rights or remedies hereunder.

Section 11.04.                       Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Except as set forth in Section 8.07, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at Law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

Section 11.05.                       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of New York, without regard to principles of conflicts of laws.

Section 11.06.                       Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and any Indemnified Party or their respective successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

Section 11.07.                       No Assignment. This Agreement is not assignable (by operation of law or otherwise) without the prior written consent of the other parties, provided, however, Purchaser may assign this Agreement to its financing sources as collateral for the Financing or to any of its Affiliates so long as Purchaser remains an obligor under this Agreement, without the prior written consent of the other parties.

Section 11.08.                       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 11.09.                       Exhibits and Schedules. The Exhibits and Schedules delivered or to be delivered pursuant to this Agreement are a part of this Agreement as if set forth in full herein. The parties agree that disclosures set forth in the Schedules may include items that do not meet any materiality thresholds set forth in this Agreement. Any such inclusion shall not be deemed an admission that the item is material, nor shall any item so included be used to construe the materiality thresholds set forth in this Agreement. Further, the parties agree that where an item is required to be disclosed by more than one section of this Agreement the matters disclosed in any particular schedule shall be deemed to be disclosed in any other schedule with respect to which such matter is relevant so long as the relevance of such disclosure is reasonably evident from the nature of the disclosure.

Section 11.10.                       Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.11.                       Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other Governmental Entity, to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon any such determination that any such term, provision, covenant or restriction is invalid, void, unenforceable or against public policy, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.12.                       Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. EACH PARTY HERETO HEREBY AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT IT WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RA CERBERUS ACQUISITION, LLC

By:	/s/ George Kollitides
Name: George Kollitides
Title: Authorized Person

RAFAELLA SPORTSWEAR, INC.

By:	/s/ Ronald Frankel
Name: Ronald Frankel
Title: Chairman and President

VERRAZANO, INC.

By:	/s/ Ronald Frankel
Name: Ronald Frankel
Title: Chairman and President

RAFAELLA CORPORATION

By:	/s/ Ronald Frankel
Name: Ronald Frankel
Title: Authorized Person

By:	Ronald Frankel
Ronald Frankel